                                                                  EXHIBIT (D)(1)
--------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               ETA HOLDING LLC,

                             EIN ACQUISITION CORP.

                                      AND

                       ECHELON INTERNATIONAL CORPORATION

                         Dated as of January 21, 2000


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
                                                                                                               ----
                                                 ARTICLE I
THE OFFER.....................................................................................................   2

     1.01     The Offer.......................................................................................   2
     1.02     Company Actions.................................................................................   4


                                                 ARTICLE II

THE MERGER AND RELATED MATTERS................................................................................   5

     2.01     The Merger......................................................................................   5
     2.02     Effective Time..................................................................................   5
     2.03     Effect of Merger................................................................................   6
     2.04     Conversion of Stock.............................................................................   6
     2.05     Dissenting Stock................................................................................   6
     2.06     Surrender of Certificates.......................................................................   7
     2.07     Payment.........................................................................................   8
     2.08     No Further Rights of Transfers..................................................................   8
     2.09     Stock Option and Other Plans....................................................................   8
     2.10     Articles of Incorporation of the Surviving Corporation; Use of "Echelon"Name....................   9
     2.11     By-Laws of the Surviving Corporation............................................................  10
     2.12     Directors and Officers of the Surviving Corporation.............................................  10


                                                 ARTICLE III


REPRESENTATIONS AND WARRANTIES................................................................................  10

     3.01     Representations and Warranties of the Company...................................................  10
              (a)      Due Organization, Good Standing and Power..............................................  10
              (b)      Authorization and Validity of Agreement................................................  11
              (c)      Capitalization.........................................................................  11
              (d)      Consents and Approvals; No Violations..................................................  12
              (e)      Company Reports and Financial Statements...............................................  13
              (f)      Absence of Certain Changes.............................................................  14
              (g)      Title to Properties; Encumbrances......................................................  14
              (h)      Compliance with Laws...................................................................  16
              (i)      Litigation.............................................................................  16

                                      (i)

              (j)      Employee Benefit Plans................................................................      16
              (k)      Taxes.................................................................................      17
              (l)      Liabilities...........................................................................      17
              (m)      Intellectual Properties...............................................................      18
              (n)      Material Contracts....................................................................      18
              (o)      Broker's or Finder's Fee..............................................................      18
              (p)      Environmental Laws and Regulations....................................................      18
              (q)      State Takeover Statutes...............................................................      20
              (r)      Rights Agreement......................................................................      21
              (s)      Year 2000.............................................................................      21
              (t)      Opinion of Financial Advisor..........................................................      21
              (u)      Disclosure............................................................................      21
              (v)      Distribution Agreement................................................................      21
         3.02 Representations and Warranties of Parent and Sub...............................................      22
              (a)      Due Organization; Good Standing and Corporate Power...................................      22
              (b)      Authorization and Validity of Agreement...............................................      22
              (c)      Consents and Approvals; No Violations.................................................      22
              (d)      Capitalization........................................................................      23
              (e)      Broker's or Finder's Fee..............................................................      23
              (f)      Financing.............................................................................      23
              (g)      Parent Not an Affiliated Shareholder..................................................      23
              (h)      Size of Person........................................................................      24
              (i)      Capital Contributions; Cash On Hand; Special Purpose Entities.........................      24
              (j)      Going Concern; Solvency...............................................................      24


                                                        ARTICLE IV


COVENANTS....................................................................................................      24

     4.01     Access to Information Concerning Properties and Records; Delivery of Financial Information.....      24
     4.02     Confidentiality................................................................................      25
     4.03     Conduct of the Business of the Company Pending the Effective Date..............................      25
     4.04     Shareholder Approval...........................................................................      27
     4.05     Reasonable Best Efforts........................................................................      27
     4.06     No Solicitation of Other Offers................................................................      28
     4.07     Notification of Certain Matters................................................................      29
     4.08     HSR Act........................................................................................      30
     4.09     Employment Agreements..........................................................................      30
     4.10     Directors' and Officers'Insurance; Indemnification.............................................      30
     4.11     Guaranty of Performance........................................................................      31
     4.12     Financing; Capital; Capitalization; Solvency; Going Concern....................................      31
     4.13     Rights Agreement...............................................................................      31
     4.14     State Takeover Statutes........................................................................      32

                                     (ii)

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                                                                                                                      ----
     4.15     No Other Representations or Warranties.........................................................          32
     4.16     Insurance......................................................................................          32
     4.17     Closing Certificate............................................................................          32
     4.18     Preclearance of Articles of Merger.............................................................          33
     4.19     Merger of Surviving Corporation with and into Delaware Sub.....................................          33


                                                       ARTICLE V


TERMINATION AND ABANDONMENT..................................................................................          34

     5.01     Termination....................................................................................          34
     5.02     Effect of Termination..........................................................................          36

                                                              ARTICLE VI


MISCELLANEOUS................................................................................................          37

     6.01     Fees and Expenses..............................................................................          37
     6.02     Representations and Warranties.................................................................          37
     6.03     Extension; Waiver..............................................................................          37
     6.04     Public Announcements...........................................................................          38
     6.05     Notices........................................................................................          38
     6.06     Entire Agreement...............................................................................          39
     6.07     Binding Effect; Benefit; Assignment............................................................          39
     6.08     Amendment and Modification.....................................................................          39
     6.09     Further Actions................................................................................          40
     6.10     Headings.......................................................................................          40
     6.11     Counterparts...................................................................................          40
     6.12     Applicable Law.................................................................................          40
     6.13     Severability...................................................................................          40
     6.14     Certain Definitions............................................................................          40
     6.15     Transfer Taxes.................................................................................          41
     6.16     Waiver of Jury Trial...........................................................................          41

ANNEX A      -       Tender Offer Conditions
EXHIBIT A    -       Form of Tax Credit LP Interest Purchase Agreement
EXHIBIT B    -       Form of Purchase and Sale Agreement
EXHIBIT C    -       Form of Subscription Agreement
EXHIBIT D    -       Form of LandAmerica Escrow Agreement
EXHIBIT E    -       Form of Rabobank Escrow Agreement
EXHIBIT F    -       Form of Closing Certificate (including Schedule A
                                                            ----------
                     thereto)
SCHEDULE I   -       Insurance Coverage

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of January 21, 2000 (this "Agreement"), by and among ETA HOLDING LLC, a Delaware limited liability company ("Parent"), EIN ACQUISITION CORP., a Florida corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and ECHELON INTERNATIONAL CORPORATION, a Florida corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company's capital stock by Parent on the terms and conditions set forth herein;

          WHEREAS, in contemplation thereof, it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of the Company's common stock, par value $0.01 per share, (the "Common Stock") and the associated preferred share purchase rights (the "Rights") issued pursuant to the Stockholder Rights Agreement, dated as of November 15, 1996, by and between the Company and The First National Bank of Boston (the "Rights Agreement"), at a purchase price of $34.00 per share (and associated Right) net to the seller in cash, without interest thereon, (the "Offer Price") on the terms and subject to the conditions set forth in the Offer to Purchase referred to herein and in the related letter of transmittal;

          WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent and Sub have approved and adopted this Agreement and the plan of merger set forth herein whereby Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger"), on the terms and subject to the conditions of this Agreement;

          WHEREAS, the Board of Directors of the Company has determined (i) that the Offer is fair to, and in the best interests of, the holders of Common Stock,
(ii) to approve the Offer and (iii) to recommend the acceptance of the Offer by the shareholders of the Company;

          WHEREAS, on or prior to the date hereof, a Purchase Agreement, in the form attached hereto as Exhibit A (the "Tax Credit LP Interest Purchase
                        ---------
Agreement"), has been executed and delivered by each of the parties thereto pursuant to which the Company has agreed to sell, transfer and assign all of its right, title and interest in and to the Partnership Interests (as defined therein) pursuant to and in accordance with the terms and conditions thereof;

          WHEREAS, concurrently herewith, a Purchase and Sale Agreement, in the form attached hereto as Exhibit B (the "Purchase and Sale Agreement"), has been
                        ---------
executed and delivered by each of the parties thereto pursuant to which the Company has agreed to sell, transfer and assign all of its right, title and interest in and to the Assets (as defined therein) pursuant to and in accordance with the terms and conditions thereof;

          WHEREAS, concurrently herewith, a Subscription Agreement, in the form attached hereto as Exhibit C (the "Subscription Agreement"), has been executed
                   ---------
and delivered by each of the parties thereto pursuant to which the Company has agreed to convey, transfer and assign all of its right, title and interest in and to the Assets (as defined therein) pursuant to and in accordance with the terms and conditions thereof (it being understood and agreed that for purposes of this Agreement (other than the immediately preceding paragraph and the preceding provisions of this paragraph), (i) "Real Estate Assets" shall be deemed to be a collective reference to the Assets (as defined in the Purchase and Sale Agreement) and the Assets (as defined in the Subscription Agreement),
(ii) "Assets" shall be deemed to be a collective reference to the Real Estate Assets and the Partnership Interests (as defined in the Tax Credit LP Interest Purchase Agreement), so long as the transactions contemplated thereby have not been consummated, (iii) "Real Estate Disposition Agreements" shall be deemed to be a collective reference to the Purchase and Sale Agreement and the Subscription Agreement and (iv) "Asset Disposition Agreements" shall be deemed to be a collective reference to the Real Estate Disposition Agreements and the Tax Credit LP Interest Purchase Agreement, so long as the transactions contemplated thereby have not been consummated);

          WHEREAS, concurrently herewith, an Escrow Agreement, in the form attached hereto as Exhibit D (the "LandAmerica Escrow Agreement"), has been
                   ---------
executed and delivered by each of the parties thereto pursuant to which the Company has agreed to deposit certain funds with the escrow agent thereunder relating to the transaction expenses to be incurred in connection with the transactions contemplated hereby; and

          WHEREAS, concurrently herewith, an Escrow Agreement, in the form attached hereto as Exhibit E (the "Rabobank Escrow Agreement" and, together with
                   ---------
the LandAmerica Escrow Agreement, the "Escrow Agreements"), has been executed and delivered by each of the parties thereto pursuant to which the Company has agreed to deposit certain funds with the escrow agent thereunder until such time as when the transactions contemplated hereby shall have been consummated;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

          1.01 The Offer.  (a)  Provided that this Agreement shall not have been
               ---------
terminated in accordance with Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have
                    -------
occurred and be continuing, as promptly as practicable, but in no event later than the fifth Business Day (as defined in Section 6.14 hereof) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment and to pay for any shares of Common Stock (and associated Rights)
tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent or Sub; provided, that the Minimum Condition (as defined in Annex A hereto) may not be waived by Parent or Sub without the prior written
-------
consent of the Company. Sub expressly reserves the right to modify the terms of the Offer; provided, that, without the consent of the Company, neither Parent nor Sub shall (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the Tender Offer Conditions, (iv) modify the Tender Offer Conditions or any other term or condition of the Offer in a manner that is adverse to the holders of Common Stock, (v) change the form of consideration payable in the Offer or (vi) except as provided in the last two sentences of this subsection (a), extend the Offer beyond any scheduled expiration date. Parent and Sub covenant and agree that, on the terms and subject to the conditions of this Agreement, including, but not limited to, the Tender Offer Conditions and the last sentence of this Section 1.01(a), unless the Company otherwise consents in writing, Sub will accept for payment and pay for the Common Stock (and associated Rights) as soon as (but in any event within one Business Day after the Offer terminates) it is permitted to do so under applicable law. Parent and Sub agree that if Sub is unable to consummate the Offer on the initial scheduled expiration date due to the failure of the Tender Offer Conditions set forth in the first sentence of Annex A to be
                                                                  -------
satisfied or waived, Sub shall, unless this Agreement has been terminated in accordance with its terms, extend the Offer and set a subsequent scheduled expiration date, and shall continue to so extend the Offer and set subsequent scheduled expiration dates, until the termination of this Agreement in accordance with its terms; provided, that any such extended expiration date shall not be later than the earlier of (x) 20 Business Days following the previously scheduled expiration date and (y) the date on which Sub reasonably believes that all Tender Offer Conditions will be satisfied or waived.

          (b) As soon as reasonably practicable on the date that the Offer is commenced, Parent and Sub shall file, and Parent shall cause Sub to file, with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by law (which Schedule TO, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given the opportunity to review and comment upon the Schedule TO prior to its filing with the Commission. Parent and Sub represent and warrant that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to any information supplied by the Company or its officers, directors or affiliates in writing for inclusion in the Offer Documents. If, at any time prior to the completion, expiration or termination of the Offer, any event occurs which should be described in an amendment or supplement to the Schedule TO or any amendment or supplement thereto, Parent and Sub will, and Parent will cause Sub to, file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel and the Company and its counsel shall be given the opportunity to comment thereon. The written information supplied or to be supplied by Parent and Sub for inclusion in the Schedule 14D-9 (as defined in Section 1.02 hereof) of the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Each of Parent and Sub agrees to provide the Company and its counsel with copies of any written comments Parent and Sub or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of Parent and Sub to such comments.

          1.02 Company Actions.  The Company hereby approves of and consents to
               ---------------
the Offer and represents that: (a) its Board of Directors (at a meeting duly called and held) has (i) determined that the Offer is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer and (iii) determined to recommend the acceptance of the Offer by the shareholders of the Company; provided, however, that such recommendation or other action may be withdrawn, modified or amended at any time or from time to time in a manner adverse to Parent and Sub so long as the Company has complied with Section 4.06 hereof; and (b) Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock (other than Parent and Sub) pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Commission, as soon as practicable after the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act; provided, however, that such recommendation or other action may be withdrawn, modified or amended at any time or from time to time in a manner adverse to Parent and Sub so long as the Company has complied with Section 4.06 hereof. Parent and Sub and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 prior to its filing with the Commission. The Company represents and warrants that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub or their officers, directors or affiliates in writing for inclusion in the Schedule 14D-9. If at any time prior to the completion, expiration or termination of the Offer, any event occurs which should be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and its counsel and Parent and its counsel shall be given the opportunity to comment thereon. The written information supplied or to be supplied by the Company for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments.

          In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Sub and their respective affiliates, associates, agents, and advisors, shall keep confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

                                  ARTICLE II

                        THE MERGER AND RELATED MATTERS

          2.01 The Merger.  (a)  On the terms and subject to the conditions of
               ----------
this Agreement and subject to, and in accordance with, the applicable provisions of the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as defined in Section 2.02 hereof), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Florida under the name of "Echelon International Corporation" (together with its successors, the "Surviving Corporation").

          2.02 Effective Time.  On the date of acceptance for payment and
               --------------
immediately following payment to the paying agent designated in the Offer Documents for not less than 80% of all the shares of Common Stock outstanding (calculated on a fully diluted basis) in accordance with the Offer, Sub will cause articles of merger (the "Articles of Merger") to be filed pursuant to the LandAmerica Escrow Agreement with the office of the Department of State of the State of Florida in the manner required by Section 607.1105 of the FBCA and shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department of State of the State of Florida. The time and the date as of which the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time" or the "Effective Date", as applicable.

          2.03 Effect of Merger.  From and after the Effective Time, the Merger
               ----------------
shall have the effects set forth in Section 607.1106 of the FBCA.

          2.04 Conversion of Stock.  At the Effective Time:
               -------------------

          (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including
Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Shareholders (as defined in Section 2.05 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock (and associated Right) pursuant to the Offer (the "Merger Consideration"), upon surrender, in the manner provided in
Section 2.06 hereof, of the certificate that formerly evidenced such share of Common Stock; and

          (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          2.05 Dissenting Stock.  Notwithstanding anything in this Agreement to
               ----------------
the contrary (including, without limitation, Section 2.04 hereof) but only to the extent required by the FBCA, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the FBCA concerning the right of holders of Common Stock to dissent from the Merger and require an appraisal of their shares of Common Stock (the "Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to Section 607.1320 of the FBCA; provided, that
(i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, to the extent permitted by the FBCA), or (ii) if any Dissenting Shareholder fails to establish and perfect, or shall have effectively withdrawn or lost, his or her entitlement to appraisal rights as provided by applicable law or (iii) to the extent permitted by the FBCA, if within the time period prescribed by the FBCA neither any Dissenting Shareholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the shares of Common Stock outstanding at the Effective Time and held by Dissenting Shareholders, in accordance with applicable law, then such Dissenting Shareholder or

Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

          2.06 Surrender of Certificates.  (a)  Concurrently with or prior to
               -------------------------
the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall or shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 6.14 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this
Article II. No interest shall be paid or accrued in respect of such cash payments.

          (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          2.07 Payment.  Concurrently with or immediately prior to the Effective
               -------
Time, Parent or Sub shall deposit, or cause to be deposited, in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub) or a Person known at the time of such deposit to be a Dissenting Shareholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.04(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          2.08 No Further Rights of Transfers.  At and after the Effective Time,
               ------------------------------
each holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to Section 2.04(a) hereof and other than shares held by Dissenting Shareholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to the FBCA if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this

Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

          2.09 Stock Option and Other Plans.  Prior to the Effective Time, the
               ----------------------------
Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercised as of the Effective Date and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent or bonus shares, and not vested prior to the Effective Time, shall fully vest and be paid by the Company in cash at the Effective Time in an amount equal to the Merger Consideration (subject to applicable withholding taxes) and otherwise in accordance with their respective terms. Prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the purchase prior to the Effective Time of shares of Common Stock covered by subscriptions outstanding under the Echelon International Corporation 1996 Employee Stock Purchase Plan. As provided herein, the Company shall use its reasonable best efforts to ensure that the Stock Plans shall terminate as of the Effective Time and the provisions of any Employee Benefit Plan (as defined in Section 3.01(j) hereof) providing for the issuance or grant of shares of the capital stock of the Company shall be deleted as of the Effective Time. The Company will take all reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own or purchase any capital stock of the Surviving Corporation or any of its subsidiaries. The Company will use its reasonable best efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options, in respect of such Options, will be to receive the Cash Payment in cancellation and settlement thereof.

          2.10 Articles of Incorporation of the Surviving Corporation; Use of
               --------------------------------------------------------------
"Echelon" Name.  The Amended and Restated Articles of Incorporation of the
--------------
Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended as provided by law and such Articles of Incorporation, provided, that such Articles of Incorporation shall at all times be in accordance with the provisions of Section 4.10 hereof. For a period of 180 days after the Effective Time, the Surviving Corporation shall have the right to use the word "Echelon" as its tradename, but only for the purposes of identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of the Real Estate Assets pursuant to the Real Estate Disposition Agreements and in connection with the management of, and any sale to any third party purchaser of, any asset subject to any lease in the Leveraged Lease Portfolio (as defined in Section 3.01(g)(iii) hereof) and not for any other purpose, including, without limitation, use of "Echelon" as a trademark for the purpose of marketing or promoting any product or service.

          2.11 By-Laws of the Surviving Corporation.  The By-Laws of the
               ------------------------------------
Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter duly amended as provided by law and such By-Laws.

          2.12 Directors and Officers of the Surviving Corporation.  At the
               ---------------------------------------------------
Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified; provided, that prior to the Effective Date the officers of the Company shall have tendered their respective resignations (which resignations shall be expressly conditional upon the consummation of the Merger and the consummation of the transactions contemplated by the Real Estate Disposition Agreements and thereafter automatically shall take effect without any further act of the Surviving Corporation; provided, further that such officers shall nevertheless remain authorized as provided in, and subject to the terms and conditions of, the LandAmerica Escrow Agreement to authorize disbursements from the escrow established thereby and for no other purpose).

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          3.01 Representations and Warranties of the Company.  In connection
               ---------------------------------------------
with the transactions contemplated by this Agreement, the Company hereby represents and warrants to Parent and Sub as follows:

          (a)  Due Organization, Good Standing and Power.  Each of the Company
               -----------------------------------------
and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each such entity has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.01(a) of the Company Disclosure Letter (as defined in Section 6.14 hereof), each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, results of operations or financial condition (collectively, but after giving effect to the immediately succeeding provisos, the "Condition") of the Company and its Subsidiaries taken as a whole; provided that, for purposes of this Agreement, in no event shall any events, facts or circumstances (including any material adverse effect) with respect to the Assets (including Assets acquired pursuant to the provisions of Section 4.03), individually or in the aggregate, be deemed to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, so long as each of the Asset Disposition Agreements shall at all times be in full force and effect and the purchase price or transfer value, as the case may be, thereunder shall not have been reduced; provided, further, that, for purposes of this Agreement, "material" shall mean material with respect to the Leveraged Lease Portfolio taken as a whole and not with respect to the Company and its Subsidiaries taken as a whole.

          (b) Authorization and Validity of Agreement. The Company has the
              ---------------------------------------
corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to compliance with Section 607.1104 of the FBCA, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than (i) compliance with Section 607.1104 of the FBCA and (ii) the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) Capitalization.  (i)  The authorized capital stock of the Company
              --------------
consists of 25,000,000 shares of Common Stock and 10,000,000 shares of preferred stock of the Company ("Company Preferred Stock"), par value $0.01 per share (of which 250,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Series A Junior Participating Preferred Stock")). As of December 31, 1999, (1) 6,946,523 shares of Common Stock were issued, of which 6,719,938 were outstanding and 6,121 shares were canceled, (2) 514,340 shares of Common Stock and no shares of Company Preferred Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Plans, (3) 220,464 shares of Common Stock and no shares of Company Preferred Stock were held in the Company's treasury, (4) no shares of Company Preferred Stock were issued and outstanding and (5) no shares of Common Stock and no shares of Company Preferred Stock are held by any of the Company's Subsidiaries. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.01(c) or in
Section 3.01(c)(i) of the Company Disclosure Letter, (x) there are no shares of capital stock of the

Company authorized or, as of the date hereof, issued or outstanding and (y) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

          (ii) Section 3.01(c)(ii) of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all liens, encumbrances, options or claims whatsoever except as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of the Company, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except for restrictions under applicable law or as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries. Except for the Subsidiaries listed in Section 3.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

          (d) Consents and Approvals; No Violations.  Assuming (i) any filings
              -------------------------------------
required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the FBCA are made and
(iv) any required approval by the Company's shareholders in connection with the consummation of the Merger is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Amended and Restated Articles of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any law, statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) except as set forth in Section 3.01(d) of the Company Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) except as set forth in Section 3.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, purchase, sale or acceleration) under, or result in the creation of any lien, security interest, mortgage, charge or encumbrance (each, an "Encumbrance") upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound except, in the case of clauses (2), (3) and (4) above, for any such filing, permit, consent, approval, notice, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would not prevent consummation of the transactions contemplated by this Agreement.

          (e) Company Reports and Financial Statements.  (i)  Since December 18,
              ----------------------------------------
1996 the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since December 18, 1996 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). Except to the extent amended or superseded by a subsequent filing with the Commission made prior to the date hereof, as of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated balance sheets (and related audited consolidated statements of operations, audited consolidated statement of shareholders' equity and audited consolidated statement of cash flows) for each of the years in the two-year period ended December 31, 1998 and the unaudited consolidated balance sheet (and related consolidated statement of operations, consolidated statement of shareholders' equity and consolidated statement of cash flows) as of September 30, 1999 (such statements, collectively, the "Financial Statements"), included in the Commission Filings, were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied on a consistent basis in all material respects, (except as may be indicated therein or in the notes or schedules thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

          (ii) Section 3.01(e)(ii) of the Company Disclosure Letter sets forth the trial balance of the assets, liabilities and shareholders' equity accounts of the Company and its consolidated Subsidiaries as of September 30, 1999. Each such account reflected on the trial balance has been included in or allocated between (a) the Company's leveraged lease portfolio and (b) the Company's real estate portfolio, as agreed to by the parties hereto. Since September 30, 1999, the Company has consistently allocated all of its known liabilities consistent with the trial balance set forth on Section 3.01(e)(ii) of the Company Disclosure Letter and in accordance with GAAP.

          (iii) Section 3.01(e)(iii) of the Company Disclosure Letter sets forth the condensed consolidated financial statements of the Company and its consolidated Subsidiaries as of and for the three and nine month periods ended September 30, 1999 together with the report of KPMG LLP dated October 15, 1999. The balance sheet included in such condensed consolidated financial statements was prepared from and is consistent with the trial balance referred to in
Section 3.01(e)(ii) above.

          (f) Absence of Certain Changes.  Except as previously disclosed in the
              --------------------------
Commission Filings, as set forth in Section 3.01(f) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, since September 30, 1999
(i) there has not been any material adverse change in the Condition of the Company and its Subsidiaries taken as a whole, in each case other than any change (x) arising in the ordinary course of business, (y) arising out of changes in general economic, regulatory or political conditions or (z) arising out of changes which affect the markets in which the Company operates, in general and (ii) the businesses of the Company and each of its Subsidiaries (including, without limitation, with respect to the Leveraged Lease Portfolio have been conducted only in the ordinary course.

          (g) Title to Properties; Encumbrances.  (i)  Except as set forth in
              ---------------------------------
Section 3.01(g)(i) of the Company Disclosure Letter, the Company and each of its Subsidiaries and each Relevant Entity (as defined in Section 3.01(g)(iii) hereof) has good title to (A) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of September 30, 1999 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of September 30, 1999 which have been sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets purchased by the Company and any of its Subsidiaries and each Relevant Entity since September 30, 1999 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Encumbrance, except for (1) Encumbrances reflected in the consolidated balance sheet as of September 30, 1999 (including the notes thereto), (2) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business, (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, (4) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (5) such Encumbrances as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (ii)  Leases.  Section 3.01(g)(ii) of the Company Disclosure Letter
                ------
contains a list of all leases of real property (with an annual base rental amount (not including variable payments) in excess of $50,000) to which the Company or any of its Subsidiaries is a party (collectively, "Real Property Leases"). To the Company's knowledge, except as set forth in Section 3.01(g)(ii) of the Company Disclosure Letter or as disclosed in the Commission Filings, (1) each lease set forth in Section 3.01(g)(ii) of the Company Disclosure Letter is in full force and effect, (2) all rents and additional rents due to date on each such lease have been paid (other than for amounts not exceeding $25,000 in the aggregate with respect to each such lease) and (3) neither the Company nor any of its Subsidiaries has received written notice that it is in default thereunder, except to the extent that the failure to be in full force and effect or pay such rents or such default would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (iii) Leveraged Lease Portfolio.  Section 3.01(g)(iii) of the Company
                -------------------------
Disclosure Letter including the detailed sections referred to therein contains a list of all leveraged and operating leases of personal property other than personal property included in or underlying the Real Property Leases and certain real property (collectively, the "Leveraged Lease Portfolio"), including all material amendments, extensions and waivers thereto to which the Company or any of its Subsidiaries, or the trust of which the Company or the relevant Subsidiary of the Company is the beneficiary (such entity, the "Relevant Entity"), is a party. Except as set forth in Section 3.01(g)(iii) of the Company Disclosure Letter or as disclosed in the Commission Filings, (1) each lease set forth in Section 3.01(g)(iii) of the Company Disclosure Letter is in full force and effect and constitutes the valid and enforceable right and obligation of the Relevant Entity and, to the Company's knowledge, the other parties thereto and there are no amendments, extensions, or waivers of any of the terms thereof, or agreements among the parties thereto to which the Relevant Entity is also a party relating to any of such matters (including, without limitation, residual sharing, tax sharing, remarketing or similar agreements) that are not disclosed in Section 3.01(g)(iii) of the Company Disclosure Letter,
(2) there has not occurred any event which constitutes a default or event of default by the Relevant Entity or, to the Company's knowledge, by the lessee under any lease in the Leveraged Lease Portfolio or other default with respect to the repair of, or modifications or improvements to, the assets subject to any such lease (including with respect to any airworthiness directives or manufacturer service bulletin) that is presently continuing, or, to the Company's knowledge, any event of loss, casualty or similar occurrence thereunder, (3) to the Company's knowledge, all rents and additional rents, or amounts payable in lieu of or supplemental to rent, due to date under each such lease have been paid, and there are no prepayments or overpayments of such rents or amounts (other than with respect to the unexpired portion of any rent payment period thereto paid in advance), (4) the Relevant Entity has not received payment in respect of any indemnity obligation of any lessee thereunder, including any tax indemnity, other than reimbursement of out-of-pocket expenses related to the performance or enforcement of any term or condition of any such lease, and no tax indemnity claim has been made by the Relevant Entity party thereto under any such lease or related agreement and, to the Company's knowledge, there is no basis for any such claim against any lessee, and (5) none of the Company, any of its Subsidiaries or, to the Company's knowledge, any Relevant Entity has received written notice of (x) any default or event which, with or without the giving of notice or the passage of time or both, or otherwise, would constitute a default under any lease in the Leveraged Lease Portfolio or any loan agreement, indenture or other financing instrument related thereto, except such as has been cured within any applicable grace period thereunder, (y) the exercise by any lessee of any purchase or renewal option provided by any such lease or (z) the exercise by any lessee of any early termination option provided therein or the assertion of any right or claim by any lessee to cancel, terminate or modify any such lease. To the Company's knowledge, there are no duplicate or executed original counterparts of any lease in the Leveraged Lease Portfolio other than those marked "duplicate" or a counterpart number other than the counterpart delivered to the holder of any non-recourse debt with respect thereto and there exists no offset, counterclaim, right of recoupment or abatement or other defenses to performance or the payment of rent or other sums due thereunder by any lessee. All insurance required to be maintained by the Company or any of its Subsidiaries or a Relevant Entity under any agreement, instrument or indenture relating to the Leveraged Lease Portfolio (including the insurance specified in Section 4.16 hereof) or, to the Company's knowledge, by any lessee with respect to any of the property included in or underlying the Leveraged Lease Portfolio, is in full force and effect and names the Company or the relevant Subsidiary of the Company or the Relevant Entity as additional insureds and loss payees as their respective interests appear.

          (h) Compliance with Laws.  Except as set forth in the Commission
              --------------------
Filings or as set forth in Section 3.01(h) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees (including, without limitation, the Federal Aviation Act and all rules and regulations promulgated thereunder) (other than with respect to taxes, Environmental Laws (as defined in Section 3.01(p) hereof), employee benefits and federal securities laws, which are the subject of specific representations contained in this Agreement), except in each case where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (i) Litigation.  Except as disclosed in the Commission Filings or as
              ----------
set forth in Section 3.01(i) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending against the Company or any of its Subsidiaries, or by which any of their properties or rights are subject, which, either individually or in the aggregate, would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings or as set forth in Section 3.01(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (nor any of their respective assets) is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the Condition of the Company and its

Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (j) Employee Benefit Plans.  Each material employee benefit plan
              ----------------------
within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company and/or any of its Subsidiaries or to which the Company or any such Subsidiary contributes (collectively, the "Employee Benefit Plans") is listed in Section 3.01(j) of the Company Disclosure Letter. Except as set forth in Section 3.01(j) of the Company Disclosure Letter or disclosed in the Commission Filings, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole: (i) each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination; (iii) no Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iv) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; and (v) no claim, action or litigation, has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denials of such claims).

          (k)  Taxes.  Except to the extent that the failure to do so would not
               -----
have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, the Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Effective Date, all federal, state, local and foreign tax returns and tax reports (including, without limitation, with respect to the acquisition, ownership or lease of any of the assets included in or underlying the Leveraged Lease Portfolio) which are required to be filed by, or with respect to, the Company on or prior to the Effective Date (taking into account any extension of time to file granted to or on behalf of the Company) (collectively, the "Returns"). Except as set forth in
Section 3.01(k) of the Company Disclosure Letter or disclosed in the Commission Filings, and except to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, all federal, state, local and foreign taxes ("Taxes") due and payable by the Company on or prior to the Effective Date, including all amounts shown to be due on any Return, have been, or prior to the Effective Date will be, paid or fully provided for on the books and records of the Company in accordance with GAAP. Except as set forth in Section 3.01(k) of the Company Disclosure Letter, (a) there are no written waivers in effect of the applicable statutory period of limitation for Taxes of the Company for any taxable period and (b) no deficiency assessment or proposed adjustment with respect to any tax liability of the Company for any taxable period is pending or, to the knowledge of the Company, threatened, except for such deficiency assessments or proposed adjustments that would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Furthermore, there are no outstanding requests by the Company or any of its Subsidiaries for any ruling of the Internal Revenue Service including, without limitation, with respect to any of the assets included in or underlying the Leveraged Lease Portfolio, and no written notice has been received by the Company or any of its Subsidiaries of a proposed reassessment of any Taxes.

          (l) Liabilities.  Neither the Company nor any of its Subsidiaries has
              -----------
any material claims, liabilities or indebtedness outstanding which would be required to be reflected on a balance sheet prepared in accordance with GAAP except (i) as set forth in the Financial Statements, or referred to in the footnotes thereto, (ii) as set forth in Sections 3.01(e)(ii) and 3.01(e)(iii) of the Company Disclosure Letter, (iii) for liabilities incurred subsequent to September 30, 1999, in the ordinary course of business, (iv) as otherwise disclosed in the Commission Filings or (v) such claims, liabilities or indebtedness which would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (m) Intellectual Properties.  Except as would not have a material
              -----------------------
adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, as set forth in Section 3.01(m) of the Company Disclosure Letter or as disclosed in the Commission Filings, to the knowledge of the Company, the Company and its Subsidiaries own or have valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of the Company or its Subsidiaries, without any known conflict with the rights of others. Neither the Company nor any of its Subsidiaries has received any notice in writing from any other Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to the Company or its Subsidiaries, except (i) as set forth in Section 3.01(m) of the Company Disclosure Letter or
(ii) with respect to rights the loss of which, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (n) Material Contracts.  Except as set forth in Section 3.01(n) of the
              ------------------
Company Disclosure Letter and except for (i) the Asset Disposition Agreements,
(ii) the Contracts (as defined in each of the Real Estate Disposition Agreements) and (iii) any agreements, contracts and commitments that are to be fully performed by the Company or any Subsidiary of the Company prior to the Effective Time, neither the Company nor any Subsidiary of the Company has or is bound by any agreement, contract or commitment that involves base payments or the performance of services by it of an amount or value (as measured by the revenue derived therefrom during fiscal year 1998-1999) in excess of $12,000 annually. Except as otherwise set forth in Sections 3.01(d) and 3.01(n) of the Company Disclosure Letter, each contract or agreement set forth in Section 3.01(n) of the Company Disclosure Letter is in force and effect and (A) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the Offer or the Merger) on the part of the Company or any of its

Subsidiaries which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except for such default or event of default which would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole and (B) no approval or consent of, or notice to, any Person is needed in order that each such contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

          (o) Broker's or Finder's Fee.  Except for Donaldson, Lufkin & Jenrette
              ------------------------
Securities Corporation (whose fees and expenses will be paid by the Company at or prior to the Effective Time in accordance with the Company's agreement with such firm), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (p) Environmental Laws and Regulations.  Except as set forth in this
              ----------------------------------
Section 3.01(p), Section 3.01(p) of the Company Disclosure Letter or as disclosed in the Commission Filings, or as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, and to the knowledge of the Company:

                    (i) Hazardous Materials have not been generated, used, treated or stored by the Company or its Subsidiaries on any Company Property, except for quantities generated, used, treated or stored at such Company Property in compliance with Environmental Laws and as required in connection with the normal operations and maintenance of such Company Property;

                    (ii) Hazardous Materials have not been Released or disposed of by the Company or its Subsidiaries on any Company Property, except for quantities Released or disposed of on such Company Property in compliance with Environmental Laws and required in connection with the normal operation and maintenance of such Company Property;

                    (iii) The Company and its Subsidiaries are in compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property;

                    (iv) There are no pending or threatened Environmental Claims against the Company, any of its Subsidiaries or any Company Property;

                    (v) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials) which would form the basis for any Environmental Claim against the Company or any of its Subsidiaries, or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any its Subsidiaries has retained or assumed whether contractually or by operation of law;

                    (vi) The Company and its Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring in the possession of the Company or its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any Company Property; and

                    (vii) There are no underground storage tanks located on any Company Property.

          Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time ("Radon"). Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from the local county public health unit.

          As used in this Section 3.01(p), the following terms shall have the meanings set forth below:

                    (1) "Company Property" means any real property and improvements owned, leased (as lessee or lessor), operated or occupied by the Company or any of its Subsidiaries at any time;

                    (2) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous substances", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any applicable Environmental Law and
          (c) any other substance (other than Radon) prohibited or regulated pursuant to the provisions of any Environmental Law;

                    (3) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Effective Date, and any judicial or administrative interpretation thereof as of the Effective Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and
                                      -- ----
          Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.; the Federal
                                                       -- ----
          Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.;
                                                                      -- ----
          the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the
                                                               -- ----
          Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking
                                            -- ----

          Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of 1990,
                                        -- ----
          33 U.S.C. (S) 2701 et seq.; and their state and local counterparts and
                             -- ----
          equivalents;

                    (4) "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (hereafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and

                    (5) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

          (q) State Takeover Statutes.  The Board of Directors of the Company
              -----------------------
has approved the Offer and this Agreement and Sections 607.0901 and 607.0902 of the FBCA are inapplicable to the Offer and this Agreement and the other transactions contemplated by this Agreement.

          (r) Rights Agreement.  Prior to the date of acceptance for payment and
              ----------------
immediately following payment to the paying agent designated in the Offer Documents for not less than 80% of all the shares of Common Stock outstanding (calculated on a fully diluted basis) in accordance with the Offer, the Company and the Board of Directors of the Company shall have taken and will maintain in effect all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (z) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer. The Company has made available to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          (s) Year 2000.  There is not reasonably expected to be a material
              ---------
adverse effect on the Condition of the Company and its Subsidiaries taken as a whole caused by the failure to be Year 2000 Compliant with respect to computer systems, computer software or technology that are internal to the Company and its Subsidiaries. There is not reasonably expected to be a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole caused by the failure to be Year 2000 Compliant of any products or services of the Company or its Subsidiaries sold or licensed to customers of the Company and its

Subsidiaries. For purposes of this Agreement, "Year 2000 Compliant" means that a product or system is (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century.

          (t)  Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or will be, delivered to Parent.

          (u)  Disclosure.  The information contained in the Company Disclosure
               ----------
Letter as it relates to the representations and warranties made by the Company in this Section 3.01 does not contain any untrue statement of a material fact.

          (v)  Distribution Agreement. To the Company's knowledge, (i) there are
               ----------------------
no outstanding claims against the Company or accrued obligations or accrued liabilities of the Company of any nature whatsoever arising under the Distribution Agreement, dated as of December 16, 1996 (the "Distribution Agreement"), by and between Florida Progress Corporation, a Florida corporation, and the Company, or under any Ancillary Agreement, in each case that have not been satisfied in full and (ii) since December 16, 1996, there has been no claim asserted by Florida Progress Corporation (or any Affiliate thereof) against the Company (A) in respect of any Indemnifiable Losses of Florida Progress Corporation (or any Affiliate thereof) or (B) in respect of any Third Party Claim asserted against Florida Progress Corporation (or any Affiliate thereof). Capitalized terms used in this Section 3.01(v) and not defined in this Agreement shall have the respective meanings ascribed thereto in the Distribution Agreement.

          3.02 Representations and Warranties of Parent and Sub.  Each of Parent
               ------------------------------------------------
and Sub represents and warrants to the Company as follows:

          (a)  Due Organization; Good Standing and Corporate Power.  Parent is a
               ---------------------------------------------------
limited liability company duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. EIN Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Delaware Sub"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Sub and Delaware Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power and authority, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b)  Authorization and Validity of Agreement.  Each of Parent and Sub
               ---------------------------------------
has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the member and manager of Parent and the Board of Directors of Sub. No other limited liability company or corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than, in the case of Sub, the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Consents and Approvals; No Violations.  Assuming (i) any filings
              -------------------------------------
required under the HSR Act are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Offer are met, and (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the FBCA, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Formation or Operating Agreement of Parent or the Articles of Incorporation or By-Laws of Sub; (2) violate any law, statute, ordinance, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) or any applicable order, writ, injunction or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except, in the cases of clauses (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) Capitalization.  (i)  The authorized capital stock of Sub consists
              --------------
of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are outstanding. All of the outstanding shares of common stock of Sub are entitled to vote as a class and are owned of record by Parent.

          (ii) The authorized capital stock of Delaware Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are outstanding. All of the outstanding shares of common stock of Delaware Sub are entitled to vote as a class and are owned of record by Parent.

          (iii) Except as set forth above in this Section 3.02(d), Parent does not own any shares of capital stock or other equity interests in any Person.

          (e) Broker's or Finder's Fee.  No agent, broker, Person or firm acting
              ------------------------
on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (f) Financing.  The Credit Agreement, dated as of January 21, 2000
              ---------
(the "Credit Agreement"), by and among Sub (as borrower), Utrecht-America Finance Co., a Delaware corporation (as initial lender), and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York branch (as agent), which upon the terms and subject to the conditions thereof provides for up to $300,000,000 senior secured single draw term loan facility, has been duly authorized, executed and delivered by each of the parties thereto. A true, complete and correct copy of the Credit Agreement has been furnished to the Company prior to the date hereof. The Credit Agreement has not been amended, modified or supplemented in any way and is in full force and effect.

          (g) Parent Not an Affiliated Shareholder.  As of the date hereof, (i)
              ------------------------------------
neither Parent nor any of its Affiliates (as defined in Section 6.14 hereof) is, with respect to the Company, an "interested shareholder" as such term is defined in Section 607.0901 of the FBCA and (ii) Parent and its Affiliates collectively do not hold directly or indirectly any outstanding voting shares of the Company.

          (h) Size of Person.  At all times prior to the Effective Time, none of
              --------------
Parent, Sub, Delaware Sub or any "ultimate parent entity" (as such term is defined in the regulations promulgated under the HSR Act), individually or collectively, holds or owns assets, or has annual net sales, of $10,000,000 or more (as calculated in accordance with the HSR Act (and the regulations promulgated thereunder)).

          (i)   Capital Contributions; Cash On Hand; Special Purpose Entities.
                -------------------------------------------------------------
(i) Parent has received at least $2,000,000 from new cash common equity contributions by its sole member.

          (ii) Parent has unrestricted and unutilized cash on hand in an amount not less than $2,000,000.

          (iii) Each of Parent, Sub and Delaware Sub was formed for the sole purpose of effecting the transactions contemplated hereby and by the Omnibus Agreement (as defined in Section 6.14 hereof) and, prior to the consummation thereof, had no assets or liabilities except in connection with the transactions contemplated hereby and thereby. Parent engages in no direct business activities, other than (x) its ownership of the capital stock of Sub and Delaware Sub and liabilities incident thereto and (y) its obligations with respect to this Agreement and the Omnibus Agreement. Sub engages in no direct business activities, other than its obligations with respect to this Agreement, the Credit Agreement and the Omnibus Agreement. Delaware Sub engages in no direct business activities, other than its obligations with respect to the Credit Agreement and the Omnibus Agreement (upon giving effect to the provisions of Section 4.19 hereof).

          (j)  Going Concern; Solvency.  As of the Effective Time, both before
               -----------------------
and after giving effect to the transactions contemplated hereby, as to each of Parent, Sub, Delaware Sub and, to the best of Parent's knowledge with respect to any liabilities or obligations (contingent or otherwise) of the Company and otherwise without qualification, the Surviving Corporation, individually and collectively, (i) all of such entity's known debts and obligations have been, or will be, paid in full, (ii) the sum of such entity's debts is not greater than such entity's assets at a fair valuation, (iii) such entity is generally paying its debts as they become due and (iv) such entity has reasonably sufficient capital to conduct its business, to engage in all contemplated transactions, and to satisfy its debts, contingencies and obligations (including federal, state and local income taxes) as they become due. None of Parent, Sub or Delaware Sub actually intends, by consummating the transactions contemplated hereby, to engage in a transaction void or voidable under Section 548(a)(1)(A) of Title 11 of the United States Code or the comparable provisions of any applicable state statute (including, without limitation, Chapter 726 of the Florida Statutes).

                                  ARTICLE IV

                                   COVENANTS

          4.01 Access to Information Concerning Properties and Records; Delivery
               -----------------------------------------------------------------
of Financial Information.  (a)  During the period commencing on the date hereof
------------------------
and ending on the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries (other than relating to those Assets with respect to which no liability shall be retained by the Surviving Corporation after giving effect to the transactions contemplated by the Asset Disposition Agreements). The Company shall furnish promptly to Parent and Sub (i) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request.

          (b) On or prior to February 15, 2000, the Company shall deliver to Parent a copy of all written information prepared by the Company with respect to its fiscal year ended December 31, 1999 of the type which the Company customarily prepares to initially deliver to its independent auditors (prior to responding to any inquiries from its independent auditors) in connection with the preparation of the Company's financial statements in accordance with GAAP for the end of a fiscal year of the Company.

          (c) During the period commencing on the date hereof and ending on the Effective Date, to the extent (and only to the extent) that the Company delivers to its independent auditors any written information prepared by the Company relating to the fiscal year ended December 31, 1999 or any prior period or otherwise bearing upon the Condition of the Company and its Subsidiaries taken as a whole, the Company shall, concurrently with such delivery of written information to its independent auditors, deliver to Parent true and complete copies of all such written information.

          4.02 Confidentiality.  Information obtained by Parent and Sub and
               ---------------
their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement, dated April 21, 1999, entered into by and between Donaldson, Lufkin & Jenrette Securities Corporation, as agent for the Company, and an agent for ETA Holding Corp., the manager of Parent.

          4.03 Conduct of the Business of the Company Pending the Effective
               ------------------------------------------------------------
Date.  The Company agrees that, except as permitted, required or contemplated
----
by, or otherwise described in, this Agreement, the Company Disclosure Letter, the Asset Disposition Agreements or otherwise consented to or approved by Parent (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the Effective Date:

          (a) the Company and each of its Subsidiaries will conduct their respective operations only according to their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees and others having business relationships with them;

          (b) neither the Company nor any of its Subsidiaries shall: (i) make any change in or amendment to its articles of incorporation or by-laws or comparable governing documents; (ii) authorize for issuance, issue, sell or deliver (or agree or commit to issue, sell or deliver), whether pursuant to the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, any shares of its capital stock (other than in connection with (A) the exercise of certain options outstanding on the date hereof or (B) the exercise of subscription rights set forth in the Echelon International Corporation 1996 Employee Stock Purchase Plan (as in effect on the date hereof and as may be amended as contemplated by Section 2.09 of this Agreement)); (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries or any other entity in which it has an equity interest; (iv) enter into any contract or commitment with respect to capital expenditures; (v) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business or division thereof (or any interest therein); provided, that any subsidiary of the Company may be merged with and into the Company or any other Subsidiary of the Company; (vi) cancel, amend or modify, in any material respect, any contract disclosed on
Section 3.01(n) of the Company Disclosure Letter or enter into any contract that, if in effect on the date hereof, would be required to be set forth in the Company Disclosure Letter; (vii) amend or modify any Real Estate Disposition Agreement, or waive any term or condition thereunder, in each case in any manner that (A) is adverse to Parent and Sub or (B) amends or modifies Schedule I to either of the Real Estate Disposition Agreements; (viii) except as permitted by the Asset Disposition Agreements, acquire any assets or securities; (ix) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (A) increase the compensation or fringe benefits of any of its directors, officers or employees, (B) grant any severance or termination pay not currently required to be paid under existing severance plans, (C) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries or
(D) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (x) except in the ordinary course of business with respect to the Assets (including Assets acquired pursuant to the provisions of this Section 4.03) only, subject to the terms and conditions of the Asset Disposition Agreements and otherwise without exception, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets (including in any event any asset subject to a lease in the Leveraged Lease Portfolio) or incur or modify any indebtedness for borrowed money (other than for borrowings under existing lines of credit and indebtedness for working capital in the ordinary course of business); (xi) make any tax election or settle or compromise any tax liability; (xii) except as required by applicable law or generally accepted accounting principles, make any change in its method of accounting; (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than in connection with (A) the Merger or (B) any merger of a Subsidiary of the Company with and into the Company or any other Subsidiary of the Company); (xiv) make any loans, advances or capital contributions to, or investment in, any other Person, other than to any direct or indirect Subsidiary of the Company; (xv) declare, set aside or pay any dividends on, or make or cause to be made any other distributions in respect of, any of its capital stock or other equity securities or any interest in any Relevant Entity other than dividends and distributions by a direct or indirect Subsidiary of the Company to its parent;
(xvi) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (xvii) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the transactions contemplated hereby or any other change of control of the Company; (xviii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities; or (xix) agree, in writing or otherwise, to take any of the foregoing actions; and

          (c) the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Effective Date or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

          Notwithstanding anything to the contrary set forth in this Agreement, the Company and its Subsidiaries shall be permitted to conduct their respective real estate operations (so long as same (x) relates only to the Assets (including Assets acquired pursuant to the provisions of this Section 4.03) and
(y) would not result in any reduction to the purchase price or transfer value, as the case may be, under any of the Asset Disposition Agreements), including, without limitation, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business or division thereof, (ii) enter into any contract or commitment with respect to capital expenditures, (iii) cancel, amend or modify any contract, (iv) acquire a material amount of assets or securities, (v) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness for borrowed money, (vi) make any loans, advances or capital contributions to, or investment in, any other Person and (vii) agree, in writing or otherwise, to take any of the foregoing actions) as the Company or its Subsidiaries, as applicable, shall deem necessary or desirable in its sole discretion.

          4.04 Shareholder Approval. In the event that the Minimum Condition is
               --------------------
satisfied, Parent and Sub agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the completion of the Offer, without a meeting of the Company's shareholders, in accordance with Section 607.1104 of the FBCA.

          4.05 Reasonable Best Efforts.  (a)  Subject to the terms and
               -----------------------
conditions provided herein, each of the Company, Parent and Sub shall, and Parent shall cause Sub and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Effective Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary to fulfill the conditions to the Offer.

          (b) Subject to the terms and conditions provided herein, Parent (in its capacity as holder of the capital stock of the Surviving Corporation) shall take, or cause to be taken, all appropriate action necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Real Estate Disposition Agreements, including, without limitation, executing and delivering any consents required under applicable laws and regulations.

          4.06 No Solicitation of Other Offers.  (a)  The Company and its
               -------------------------------
affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall take (and the Company and its affiliates shall not authorize or permit any of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action (i) to solicit, initiate or knowingly encourage the making of any Acquisition Proposal or (ii) to have any discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Sub) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is reasonably expected to lead to, any Acquisition Proposal; provided, that, to the extent that the failure to take such action would reasonably be likely to breach the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an Acquisition Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 4.06(a), furnish information with respect to the Company and its Subsidiaries to any Person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, the approval of this Agreement or the recommendation by the Board of Directors or any such committee of the Offer, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or
(iv) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Company receives a Superior Proposal (as defined below) and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that failure to take such action would reasonably be likely to breach their fiduciary obligations, the Board of Directors of the Company may, no sooner than three Business Days following delivery to Parent of notice of such Superior Proposal in compliance with Section 4.06(c), withdraw or modify its approval of this Agreement or recommendation of the Offer and may take any other action otherwise prohibited by this Section 4.06(b).

          "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Asset Disposition Agreements. "Superior Proposal" shall mean a bona fide written proposal made by a third party to acquire all or substantially all of the Company pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith reasonable judgment (after consultation with its financial advisors and outside counsel) (i) would, if consummated, be superior to the holders of Common Stock from a financial point of view than the Merger taking into account all the terms and conditions of such Acquisition Proposal and this Agreement and (ii) is reasonably capable of being completed.

          (c) The Company promptly shall advise Parent orally and in writing of any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal including any change to the material terms of any such Acquisition Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

          (d) Nothing in this Section 4.06 shall prevent the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer. Any actions permitted under, and taken in compliance with, this Section 4.06 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

          4.07 Notification of Certain Matters.  The Company shall give prompt
               -------------------------------
notice to Parent, and Parent and Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          4.08 HSR Act.  The Company and Parent shall, as soon as practicable
               -------
and in any event within ten Business Days from the date of this Agreement, file, if required, Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division, including, without limitation, a request for additional information or documentary material.

          4.09 Employment Agreements.  Immediately following the consummation of
               ---------------------
the Merger, the Company shall pay any and all amounts, to the extent then due and payable (including as a result of the consummation of the Merger), under the employment agreements between the Company and its employees (including, without limitation, the senior officers) subject to no conditions other than the prior or concurrent delivery by each such employee of a written statement to the Company terminating his or her employment agreement with the Company effective upon consummation of the Merger. It is understood and agreed that the employees (including, without limitation, the senior officers) party to the employment agreements with the Company shall be third party beneficiaries of this Section 4.09.

          4.10 Directors' and Officers' Insurance; Indemnification.  (a)  The
               ---------------------------------------------------
Articles of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Amended and Restated Articles of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy; provided that the coverage provided by Parent's insurance shall be no less favorable to the Indemnified Parties and shall provide no fewer rights than the Company's directors' and officers' liability insurance policy currently in place; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.10(b) more than an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance; provided, further, that if the annual premiums exceed such amount, the Surviving Corporation shall be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) It is understood and agreed that the directors, officers, employees and agents of the Company immediately prior to the consummation of the Offer shall be third party beneficiaries of this Section 4.10.

          4.11 Guaranty of Performance.  Parent hereby guarantees the
               -----------------------
performance of Sub of its obligations under this Agreement and the obligations of the Surviving Corporation under Sections 4.09 and 4.10 hereof. It is understood and agreed that the third party beneficiaries of Sections 4.09 and
4.10 hereof shall also be third party beneficiaries of this Section 4.11.

          4.12 Financing; Capital; Capitalization; Solvency; Going Concern.  (a)
               -----------------------------------------------------------
Parent and Sub shall, and shall cause their respective officers, directors, employees, agents, affiliates, financial advisors and other representatives to, use their reasonable best efforts to satisfy all conditions precedent set forth in the Credit Agreement and, subject only to the simultaneous consummation of the transactions contemplated hereby, to incur the financing provided thereby on the terms set forth therein in order to finance the consummation of the transactions contemplated hereby. Except to the extent the Company shall otherwise consent in writing, Sub will not amend, modify or supplement in any material respect the terms or conditions of, or cancel or waive any material right under, the Credit Agreement.

          (b) Parent shall maintain at all times through the Effective Date unrestricted and unutilized cash on hand in an amount not less than $2,000,000. Parent shall cause the representations and warranties set forth in Section 3.02(i) hereof to be true in all respects at all times through the Effective Date.

          (c) The Surviving Corporation will, and Parent will cause the Surviving Corporation to, file all income Tax returns for the current fiscal year and pay all Taxes shown to be due thereon.

          (d) Parent shall cause Delaware Sub (i) to be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (including after giving effect to the provisions of Section 4.19 hereof), (ii) to establish and maintain an office in the State of Delaware and
(iii) to refrain from establishing or maintaining an office in any of the States of Alabama, Florida and Georgia. The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain its existence until at least March 31, 2003.

          4.13 Rights Agreement.  Except to the extent permitted in accordance
               ----------------
with Section 4.06 hereof, the Company shall not (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Parent or Sub to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or any event described in Section 11(a)(ii) or 13(a)(i)-(iv) of the Rights Agreement to occur.

          4.14 State Takeover Statutes.  If any "fair price", "control share
               -----------------------
acquisition", "moratorium", "interested shareholder" or other anti-takeover statute, or similar statute or regulation, shall become applicable to this Agreement, the Rights Agreement or any of the transactions contemplated hereby or thereby (including, without limitation, the Offer), the Company and its Board of Directors shall (subject always to applicable law and the fiduciary duties of the Board of Directors) take all action necessary to ensure that the Offer and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer and the other transactions contemplated hereby and thereby.

          4.15 No Other Representations or Warranties.  Except for the
               --------------------------------------
representations and warranties contained in Section 3.01 hereof, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates. In particular, the Company makes no representation or warranty to Parent or Sub with respect to (a) the information set forth in the Confidential Information Memoranda and related materials previously distributed by Donaldson, Lufkin and Jenrette Securities Corporation in connection with the offering of the Company (except to the extent specifically incorporated by reference in the Company Disclosure Letter) or (b) any financial projection or forecast relating to the Company.

          4.16 Insurance.  Simultaneously with the execution and delivery
               ---------
hereof, the Company shall procure or cause to be procured, and shall maintain in full force and effect for a period expiring no earlier than thirty (30) days after the expiration of the Offer, insurance covering all risks of loss with respect to the assets subject to any lease included in the Leveraged Lease Portfolio, such insurance coverage to be as described in, and in the amounts set forth in, Schedule I hereto; provided that Parent shall have paid to the Company
          ----------
in immediately available funds all costs (including, without limitation, all premiums) and expenses of the Company (but only to the extent that such costs and expenses exceed, in the aggregate, $10,000) in connection with procuring and maintaining such insurance (it being expressly understood and agreed that in the event of termination of this Agreement pursuant to Section 5.01 hereof, Parent shall not be entitled to any refund or reimbursement of any amounts previously paid by it to the Company as contemplated above).

          4.17 Closing Certificate.  On the Escrow Closing Date (as defined in
               -------------------
the Real Estate Disposition Agreements), the Company shall deliver to Parent a certificate of the Chief Financial Officer of the Company in the form attached hereto as Exhibit F (the "Closing Certificate"). The Company shall pay to, and
          ---------
deposit with, the escrow agent under the LandAmerica Escrow Agreement for disbursement in accordance with the terms and conditions thereof, a sum equal to the aggregate transaction expenses listed on Schedule A to the Closing Certificate, including the aggregate amount of all expenses itemized on such Schedule A that are incurred (or to be incurred) by Persons other than the Company (subject to the limitations set forth in Exhibit F hereto). Not later
                                                 ---------
than 48 hours prior to the Escrow Closing Date, the Company shall provide Parent with an itemized list of the transaction expenses to be listed on Schedule A to the Closing Certificate along with any and all substantiation of such transaction expenses.

          4.18 Preclearance of Articles of Merger.  Parent shall, as soon as
               ----------------------------------
reasonably practicable and in any event not later than five Business Days prior to the initial expiration date of the Offer, (a) submit to the office of the Department of State of the State of Florida draft Articles of Merger for the purpose of preclearing such Articles of Merger for filing with the Florida Department of State and shall use its reasonable best efforts to respond as promptly as practicable to all inquiries or comments of the Florida Department of State with respect thereto and shall make all such changes to the Articles of Merger as shall be necessary to effect the filing thereof with the Florida Department of State pursuant to Section 2.02 hereof and (b) submit to the office of the Secretary of State of the State of Delaware a draft certificate of merger relating to the merger of the Surviving Corporation with and into Delaware Sub as contemplated by Section 4.19 hereof, for the purpose of preclearing such certificate of merger for filing with the Delaware Secretary of State and shall use its reasonable best efforts to respond as promptly as practicable to all inquiries or comments of the Delaware Secretary of State with respect thereto and shall make all such changes to the certificate of merger as shall be necessary to effect the filing thereof with the Delaware Secretary of State pursuant to Section 4.19 hereof.

          4.19 Merger of Surviving Corporation with and into Delaware Sub.
               ----------------------------------------------------------
Immediately following the earlier to occur of (i) the twelfth Business Day following the completion of all transactions contemplated by the Asset Disposition Agreements and (ii) the consummation of the purchase and sale pursuant to the Omnibus Agreement of the beneficial interests in the trust estates which own the aircraft bearing Federal Aviation Administration Registration Numbers N14062, N79745 and N90070 (it being understood and agreed that each of Parent and Sub has represented and warranted to the Company that the Omnibus Agreement shall at all times contain provisions obligating each of the parties thereto to use their respective best efforts to consummate such purchase and sale of the beneficial interests in the trust estates as soon as possible after the Effective Date, but in no event prior to the first Business Day following the Effective Date; and each of Parent and Sub hereby covenants (and shall cause each other party to the Omnibus Agreement to covenant in writing for the benefit of the Company) that such provisions in the Omnibus Agreement shall not be amended, modified or supplemented at any time prior to the consummation of such purchase and sale of the beneficial interests in the trust estates, in each case without the prior written consent of the Company), Parent shall cause the Surviving Corporation to merge with and into Delaware Sub and the separate corporate existence of the Surviving Corporation shall cease, and Delaware Sub shall continue as the surviving corporation under the laws of the State of Delaware under the name of "EIN Corp.", all in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Parent and the Surviving Corporation shall take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations (including, without limitation, the filing of this Agreement or a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL) to make the merger contemplated above in this Section 4.19 effective and the effect of such merger shall be as provided in the applicable provisions of the DGCL. Upon consummation of the merger contemplated above in this Section 4.19, (i) the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the consummation of such merger, shall be the Certificate of Incorporation of Delaware Sub until thereafter duly amended as provided by law and such Certificate of Incorporation; provided, that such Certificate of Incorporation shall at all times comply with the requirements set forth in
Section 4.10 hereof; provided, further, that such Certificate of Incorporation may not at any time be amended to include any reference to the word "Echelon" (or any similar words based thereon or derived therefrom) in the name of Delaware Sub (it being hereby expressly acknowledged and agreed by the parties hereto that neither Delaware Sub nor any Affiliate thereof shall have any interest in, or right to use, the word "Echelon" (or any similar words based thereon or derived therefrom) except as expressly set forth in Section 2.10 hereof), (ii) the By-Laws of the Surviving Corporation, as in effect immediately prior to the consummation of such merger, shall be the By-Laws of Delaware Sub until thereafter duly amended as provided by law and such By-Laws and (iii) all references in this Agreement (other than this Section 4.19) to the Surviving Corporation shall be deemed to be references to Delaware Sub. It is understood and agreed that the directors, officers and shareholders of the Company immediately prior to the consummation of the Offer shall be third party beneficiaries of this Section 4.19.

                                   ARTICLE V

                          TERMINATION AND ABANDONMENT

          5.01 Termination.  This Agreement may be terminated and the Offer and
               -----------
the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

          (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by either Parent, on the one hand, or the Company, on the other hand, if due to an occurrence or circumstance which would result in a failure to satisfy any of the Tender Offer Conditions, Sub shall have failed to pay for shares of Common Stock (and associated Rights) pursuant to the Offer within 90 days after commencement of the Offer (the "Outside Date"), unless such failure to pay for shares of Common Stock (and associated Rights) shall have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

          (d) by either Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or (subject to Section 1.01(a) hereof) expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any of the conditions set forth on Annex A hereto; provided, that (i) Parent may not
                               -------
terminate this Agreement pursuant to this Section 5.01(d) if such failure shall have been caused by or resulted from the failure of Parent or Sub to perform any covenant or agreement of either of them contained in this Agreement or the breach by Parent or Sub of any representation or warranty of either of them contained in this Agreement and (ii) the Company may not terminate this Agreement pursuant to this Section 5.01(d) if such failure shall have been caused by or resulted from the failure of the Company to perform any covenant or agreement contained in this Agreement or the breach by the Company of any representation or warranty contained in this Agreement;

          (e) by Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the occurrence of an event or condition set forth in paragraph (d) or (f) of Annex A, (B) cannot or has not been cured prior to
                           -------
the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two Business Days prior to the date on which the Offer expires and (C) has not been waived by Parent pursuant to the provisions hereof (it being expressly understood and agreed that no representation, warranty, covenant (other than the covenant set forth in Section 4.17 hereof) or agreement contained in this Agreement shall be deemed to be breached by the Company or any of its Subsidiaries to the extent such representation, warranty, covenant or agreement relates to the Assets (including Assets acquired pursuant to the provisions of Section 4.03 hereof), so long as the Asset Disposition Agreements shall at all times be in full force and effect and the purchase price or transfer value, as the case may be, under each such agreement shall have not been reduced in connection with any such breach of representation, warranty, covenant or agreement contained in this Agreement);

          (f) by the Company, if the Company receives a Superior Proposal and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that a failure to terminate this Agreement would be reasonably likely to breach their respective fiduciary obligations; provided, that the Company shall have complied with its obligations under Sections 4.06 and 5.02(b) hereof;

          (g) by Parent, if the Company shall have received a Superior Proposal and (i) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, (ii) the Company or its Board of Directors shall have approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by, any Acquisition Proposal or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing;

          (h) by the Company, in the event of a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which cannot or has not been cured within the earlier of (i) 15 days after the giving of written notice of such breach to Parent and Sub and (ii) to the extent applicable, two Business Days prior to the date on which the Offer expires, except, in any case where such failures are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer;

          (i) by the Company, if Parent or Sub shall have (i) failed to commence the Offer within 5 days following the date of this Agreement, (ii) terminated the Offer or (iii) failed to pay for shares of Common Stock pursuant to the Offer on or prior to the earlier of (x) the fifth day after any shares of Common Stock tendered in the Offer have been accepted for payment and (y) the Outside Date, unless in the case of (i) or (ii) such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in paragraph (d) or (f) of Annex A hereto;
                        -------

          (j) by the Parent, at any time prior to Sub having accepted for payment shares of Common Stock (and associated Rights) pursuant to the Offer, if any of the Asset Disposition Agreements shall have been terminated and be of no further force and effect; or

          (k) by the Parent, at any time prior to Sub having accepted for payment shares of Common Stock (and associated Rights) pursuant to the Offer, if any Person (other than Parent or Sub) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding voting securities of the Company or is granted an option or right to acquire more than 20% of such voting securities of the Company (as used in this clause (k), "Person" shall include any corporation, person, partnership, trust, other entity or group as defined in the Exchange Act).

          5.02 Effect of Termination.  (a)  In the event of the termination of
               ---------------------
this Agreement pursuant to Section 5.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 4.02, 5.02, 6.01, 6.11 and 6.15 hereof shall survive any termination of this Agreement. Nothing in this Section 5.02 shall relieve any party to this Agreement of liability for breach of this Agreement. Any payment required to be made by Parent or Sub, on the one hand, or the Company, on the other hand, pursuant to this Section 5.02 shall be made by such party within three Business Days after receipt by it of notice from the other party or parties, setting forth, in reasonable detail, (i) a description of the event(s) giving rise to the payment obligation and (ii) calculation of the payment obligation.

          (b)  (i)  In the event of a termination of this Agreement pursuant to
Section 5.01(f), (g) or (k) hereof, the Company shall pay to Parent the sum of $2,750,000 and the Company shall have no further liability to any other party hereto and neither Parent nor Sub shall have any other remedy against the Company hereunder except as provided in Section 5.02(b)(ii) below.

          (ii) In the event of a termination of this Agreement pursuant to
Section 5.01(e), (f), (g), (j) or (k) hereof, in addition to the amounts payable under Section 5.02(b)(i) above with respect to any termination of this Agreement pursuant to Section 5.01(f), (g) or (k) hereof, the Company shall reimburse Parent and Sub all of their reasonable out-of-pocket costs and expenses incurred in connection with the Offer to Purchase, this Agreement and each of the transactions contemplated hereby in the sum of up to $1,000,000 (subject to providing reasonable documentation of such costs and expenses) and the Company shall have no further liability to any other party hereto and neither Parent nor Sub shall have any other remedy against the Company hereunder; provided, that, notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 5.01(j) hereof as a result of the termination of the Subscription Agreement by the Company pursuant to Section 9.1(g) thereof, the Company shall not be obligated to reimburse Parent or Sub any of their out-of-pocket costs and expenses incurred in connection with the Offer to Purchase, this Agreement or any of the transactions contemplated hereby.

          (c) In the event of a termination of this Agreement by the Company pursuant to Section 5.01(h) hereof, the Company's sole remedy shall be to receive from Parent and/or Sub a sum equal to $2,750,000 as agreed and liquidated damages, it being agreed that in such event the Company's actual damages would be incapable of precise ascertainment and that the foregoing is a reasonable estimate of such damages and neither Parent nor Sub shall have any further liability to any other party hereto. The obligations of Parent and Sub pursuant to this Section 5.02(c) shall be joint and several.

                                   ARTICLE VI

                                 MISCELLANEOUS

          6.01 Fees and Expenses.  All costs and expenses incurred in connection
               -----------------
with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          6.02 Representations and Warranties.  The respective representations
               ------------------------------
and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered pursuant hereto shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Effective Time and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 6.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

          6.03 Extension; Waiver.  At any time prior to the Effective Time, the
               -----------------
parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party will be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party will be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party will operate as a waiver of default or modification of this Agreement or will prevent the exercise of any right by the first party while the other party continues so to be in default.

          6.04 Public Announcements.  The Company, on the one hand, and Parent
               --------------------
and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement; provided, that a party may, without the prior consent of any other party, issue a press release or make such public statement as may be required by law or any rule of or agreement with any national securities exchange or automated quotation system to which Parent or the Company is subject.

          6.05 Notices.  All notices, requests, demands, claims, waivers and
               -------
other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

          (a) if to the Company, to it at:

          Echelon International Corporation
          450 Carillon Parkway, Suite 200
          St. Petersburg, Florida  33716
          Telecopier:  (727) 803-8203

          Attention:  Darryl A. LeClair

          with a copy to:

          Echelon International Corporation
          450 Carillon Parkway, Suite 200
          St. Petersburg, Florida  33716
          Telecopier:  (727) 803-8203

          Attention:  Susan Glatthorn Johnson, Esq.

          with a copy to:

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York  10036
          Telecopier:  (212) 354-8113

          Attention:  William F. Wynne, Jr., Esq.

          (b) if to Parent, Sub or the Surviving Corporation, to it at:

          950 Third Avenue
          New York, New York  10022
          Telecopier:  (212) 688-7908

          Attention:  James Haber
          with a copy to:

          Brown Raysman Millstein Felder and Steiner LLP
          120 West 45th Street
          New York, New York  10036
          Telecopier:  (212) 840-2429

          Attention:  Robert M. Unger, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

          6.06 Entire Agreement.  This Agreement and the annex, schedules and
               ----------------
other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

          6.07 Binding Effect; Benefit; Assignment.  This Agreement shall inure
               -----------------------------------
to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 4.09, 4.10, 4.11 and 4.19 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as specified in the previous sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          6.08 Amendment and Modification.  Subject to applicable law, this
               --------------------------
Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any shareholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

          6.09 Further Actions.  Each of the parties hereto agrees that, subject
               ---------------
to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

          6.10 Headings.  The descriptive headings of the several Articles and
               --------
Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          6.11 Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          6.12 Applicable Law.  This Agreement and the legal relations between
               --------------
the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

          6.13 Severability.  If any term, provision, covenant or restriction
               ------------
contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          6.14 Certain Definitions.  (a)  The term "Affiliate" or "affiliate" of
               -------------------
a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (b) The term "Business Day" or "business day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

          (c) "Knowledge" or "known" Defined. When any representation or warranty contained in this Agreement or in the Company Disclosure Letter is expressly qualified by the knowledge of the Company, such knowledge shall mean the actual knowledge of Darryl A. LeClair, W. Michael Doramus, Julio A. Maggi, Larry J. Newsome, Susan G. Johnson, J. Mark Stroud, Thomas D. Wilson, Antonia P. Williams, Timothy S. Tinsley or K. Brent Little; provided that, for avoidance of doubt, the Company shall, for purposes of this Agreement, be deemed to have knowledge of any factual matter of which Parent or Sub shall have notified the Company in writing in accordance with the provisions of Section 6.05 hereof.

          (d) The term "Person" or "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a person, a trust, a limited liability company, an unincorporated organization, a group and a government or other department or agency thereof.

          (e) The term "Subsidiary", with respect to the Company, shall mean and include (x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote

50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

          (f) The term "Company Disclosure Letter" shall mean the Company's disclosure letter delivered by the Company to Parent and Sub concurrently with the delivery of this Agreement.

          (g) The term "Omnibus Agreement" shall mean the Omnibus Agreement, dated as of January 21, 2000, between Sub and Heller Financial, Inc., a Delaware corporation (as same is in effect on the date of this Agreement and thereafter, as amended, modified or supplemented from time to time with the prior written consent of the Company).

          6.15 Transfer Taxes.  All stamp, transfer, documentary, sales, use,
               ---------------
registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Offer (collectively, the "Transfer Taxes") shall be paid by Sub, and Sub shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to the Company evidence of payment of all Transfer Taxes.

          6.16 Waiver of Jury Trial.  IN ANY CIVIL ACTION, COUNTERCLAIM OR
               ---------------------
PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, AND ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL WILL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                              ETA HOLDING LLC

                              By:  ETA Holding Corp., its Manager


                              By:___________________________
                                 Name:
                                 Title:


                              EIN ACQUISITION CORP.


                              By:___________________________
                                 Name:
                                 Title:


                              ECHELON INTERNATIONAL CORPORATION


                              By:___________________________
                                 Name:
                                 Title:

                                                                         ANNEX A
                                                                         -------


          The capitalized terms used in this Annex A shall have the meanings set
                                             -------
forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is
                                                                   -------
appended and "Purchaser" shall be deemed to refer to Sub. ______________________
________________________________________________________________________________

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer, and may postpone the acceptance of and, subject to the restrictions referred to above, payment for, any shares of Common Stock tendered pursuant to the Offer, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (which shall not be earlier than thirty (30) days after the mailing of the Offer Documents to the shareholders of the Company) shares of Common Stock representing at least 80% of all the shares of Common Stock outstanding (calculated on a fully diluted basis) (the "Minimum Condition"). Additionally and without limiting the foregoing, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to the restrictions referred to above, pay for any shares of Common Stock, and may terminate or amend the Offer and may postpone the acceptance of, subject to the restrictions referred to above, payment for shares of Common Stock, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following (other than the matters set forth in clauses (i), (j) and (k) below, which shall only be determined immediately prior to the expiration of the Offer) shall occur:

          (a) there shall be any action taken by, or any law, statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended or issued by, any legislative body, court, government or governmental, administrative

                                                                         Annex A
                                                                          Page 2

or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which is in effect and would (i) make illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages, (ii) prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries (including Purchaser), taken as a whole, or the Company and its Subsidiaries, taken as a whole, or seeking to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets or to prohibit or materially limit the ability of Purchaser to consummate the transactions contemplated by the Asset Disposition Agreements or the Omnibus Agreement, (iii) impose material limitations on the ability of Parent or Purchaser effectively to exercise rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's shareholders, (iv) require divestiture by Parent or Purchaser of any shares of Common Stock or (v) materially and adversely affect the Condition of the Company and its Subsidiaries taken as a whole;

          (b) there shall have been issued any airworthiness directive by the Federal Aviation Administration or any other governmental or regulatory body, agency or authority having jurisdiction over the Company or the relevant asset, or any manufacturer's service bulletin or similar document, in each case that would result in an increase in the cost to the Company of maintaining, or complying with any applicable rules, regulations or approved maintenance programs with respect to, the assets subject to the leases in the Leveraged Lease Portfolio, which increase in the cost to the Company would have a material adverse effect on the Leveraged Lease Portfolio taken as a whole;

          (c) any change (other than any change (x) arising in the ordinary course of business, (y) arising out of changes in general economic, regulatory or political conditions or (z) arising out of changes which affect the markets in which the Company operates in general) shall have occurred that would have a material adverse effect on the Leveraged Lease Portfolio taken as a whole;

          (d) any of the representations or warranties made by the Company in the Merger Agreement that are qualified by materiality shall be untrue or incorrect, or any such representation and warranty that is not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects, as of such date (it being expressly understood and agreed that no representation or warranty made by the Company in the Merger Agreement shall be deemed to be untrue or incorrect to the extent such representation or warranty relates to the Assets (including Assets acquired pursuant to the provisions of Section 4.03 of the Merger Agreement), so long as each of the Asset Disposition Agreements shall at all times be in full force and effect and the purchase price or transfer value, as the case may be, under each such

                                                                         Annex A
                                                                          Page 3

Asset Disposition Agreement shall have not been reduced in connection with any such breach of representation, warranty, covenant or agreement contained in the Merger Agreement);

          (e) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer and the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal, or shall have resolved to do any of the foregoing;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or under either of the Escrow Agreements (including the deposit of all amounts to be deposited thereunder when and as required thereby);

          (g) any Person (other than Parent or Sub) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange
Act) of more than 20% of the outstanding voting securities of the Company or is granted an option or right to acquire more than 20% of such voting securities of the Company (as used in this clause (g), "Person" shall include any corporation, person, partnership, trust, other entity or group as defined in the Exchange
Act);

          (h) any of the Merger Agreement or any Asset Disposition Agreement shall have been terminated in accordance with their respective terms or otherwise;

          (i) either of the Escrow Agreements shall have been terminated by the Company in accordance with their respective terms or otherwise;

          (j) any condition precedent to the closing of the transactions contemplated by the Purchase and Sale Agreement shall not have been satisfied or waived or any closing document to be delivered on or prior to the closing of the transactions contemplated thereby shall not have been irrevocably delivered, together with the full amount of the purchase price in accordance with the terms of the Purchase and Sale Agreement, to be held in escrow pending the consummation of the Offer and the Merger;

          (k) any condition precedent to the closing of the transactions contemplated by the Subscription Agreement shall not have been satisfied or waived or any closing document to be delivered on or prior to the closing of the transactions contemplated thereby shall not have been irrevocably delivered, together with the full amount of the transfer value in accordance with the terms of the Subscription Agreement, to be held in escrow pending the consummation of the Offer and the Merger; or

          (l) there shall have occurred and be continuing one or more defaults or events of default by the lessees party to the leases in the Leveraged Lease Portfolio with respect to their respective obligations thereunder, which defaults and events of default, individually or in the

                                                                         Annex A
                                                                          Page 4

aggregate, would have a material adverse effect on the Leveraged Lease Portfolio taken as a whole.

                                                                       EXHIBIT A
                                                                       ---------

               FORM OF TAX CREDIT LP INTEREST PURCHASE AGREEMENT
               -------------------------------------------------

                    (See Exhibit (d)(6) to the Schedule TO)

                                                                       EXHIBIT B
                                                                       ---------

                      FORM OF PURCHASE AND SALE AGREEMENT
                      -----------------------------------

                    (See Exhibit (d)(2) to the Schedule TO)

                                                                       EXHIBIT C
                                                                       ---------

                        FORM OF SUBSCRIPTION AGREEMENT
                        ------------------------------

                    (See Exhibit (d)(3) to the Schedule TO)

                                                                       EXHIBIT D
                                                                       ---------

                     FORM OF LANDAMERICA ESCROW AGREEMENT
                     ------------------------------------

                               ESCROW AGREEMENT
                               ----------------

          ESCROW AGREEMENT, dated as of January 21, 2000 (this "Agreement"), by and among ETA HOLDING LLC, a Delaware limited liability company ("Parent"), EIN ACQUISITION CORP., a Florida corporation and a direct wholly-owned subsidiary of Parent ("Sub"), ECHELON INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and LANDAMERICA FINANCIAL GROUP, a Virginia corporation ("Escrow Agent").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger, dated as of January 21, 2000 (the "Merger Agreement"), and in connection with the transactions contemplated thereby, certain costs and expenses, as described in the certificate of the Chief Financial Officer of the Company to be delivered pursuant to Section 4.17 thereof (the "Closing Certificate"), are expected to be incurred;

          WHEREAS, it is a condition to the transactions contemplated by the Merger Agreement that each of Parent, Sub and the Company shall have executed and delivered this Agreement; and

          WHEREAS, Parent, Sub and the Company desire to execute this Agreement in order to satisfy the condition described in the preceding paragraph and, in connection therewith, desire to appoint LandAmerica Financial Group as the escrow agent hereunder, and

LandAmerica Financial Group is willing to act as the escrow agent hereunder in accordance with the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

          Section 1.  Definitions.  Unless otherwise defined herein, terms which
                      -----------
are defined in the Merger Agreement, as in effect on the date hereof, and used herein are so used as so defined.

          Section 2.  Filing of Articles of Merger.  (a)  Promptly upon
                      ----------------------------
completion of the preclearing process contemplated in Section 4.18 of the Merger Agreement with respect to the Articles of Merger, and in any event prior to the date of acceptance for payment of the tendered shares of Common Stock (and associated Rights) in accordance with the Offer, Parent shall cause Sub to deliver the precleared Articles of Merger to Escrow Agent.

          (b) On the date of acceptance for payment and immediately following payment to the paying agent designated in the Offer Documents for not less than 80% of all the shares of Common Stock outstanding (calculated on a fully diluted basis) in accordance with the Offer, Sub shall instruct Escrow Agent to file the precleared Articles of Merger previously delivered to Escrow Agent with the office of the Department of State of the State of Florida in the manner required by Section 607.1105 of the Florida Business Corporation Act and Escrow Agent agrees to effectuate such filing of the precleared Articles of Merger immediately upon receipt by it of such instructions from Sub.

          Section 3.  Establishment of Escrow Account.  On the Escrow Closing
                      -------------------------------
Date (as defined in the Real Estate Disposition Agreements), the Company shall deliver to Escrow Agent cash in an amount not less than the aggregate amount of all transaction expenses (both paid and accrued) set forth in the Closing Certificate (whether invoiced or estimated), including the aggregate amount of all expenses itemized on Schedule A to the Closing Certificate that are incurred (or to be incurred) by any Person other than the Company (subject to the limitations set forth in Exhibit F to the Merger Agreement) (the "Escrow Amount") and such cash shall be
---------
accepted by Escrow Agent and placed into a separate interest-bearing escrow account (the "Escrow Account") with an institution the deposits in which are insured by an agency of the United States; provided that, interest accruing thereon shall constitute part of the Escrow Amount. The Escrow Amount shall be held and administered in accordance with the terms and conditions of this Agreement. A form W-9 will be provided by the Company.

          Section 4.  Disbursements of the Escrow Amount.  (a)  Simultaneously
                      ----------------------------------
with the consummation of the Merger, the Company shall cause written instructions in the form attached as Exhibit A hereto to be delivered to Escrow Agent with respect to all transaction expenses (other than those for which no invoices have been provided). Within one Business Day after receipt of written instructions in the form attached as Exhibit A hereto signed by any person
                                     ---------
identified on Exhibit B hereto (collectively, the "Authorized Persons"), Escrow
              ---------
Agent shall make a disbursement from the Escrow Account to the Persons, and in such amounts, as specified in Schedule A to the Closing Certificate; provided that in no event shall Escrow Agent make any disbursement from the Escrow Account in an amount greater than the aggregate Escrow Amount. It is expressly understood and agreed that (i) in no event shall the direction, instruction, consent or approval of Parent, Sub or the Company be required in order to authorize or make any disbursement from the Escrow Account in accordance with the terms of this Section 4(a) and (ii) in no event shall the provisions of this Agreement (including Exhibit B hereto) be amended,
                     ---------
modified or supplemented in any manner (A) to limit the authority of any of the Authorized Persons to give disbursement instructions to Escrow Agent in accordance with the terms of this Section 4(a) or (B) to grant any person (other than the Authorized Persons as in effect on the date of this Agreement) any authority to give disbursement instructions to Escrow Agent, in each case without the prior written consent of (i) any of the Authorized Persons and (ii) any of the officers of Parent whose signature appears on Exhibit B. Each of the Authorized Persons shall be a third party beneficiary of this Section 4(a) solely for the purpose of enforcing the terms of this Section 4(a) subsequent to the Merger.

          (b) In the event of a dispute between the parties hereto or between the parties hereto and the Authorized Officers, Escrow Agent shall, in its discretion, be entitled to transfer to a court of competent jurisdiction all amounts then held in the Escrow Account and, upon such transfer and upon the commencement of appropriate proceedings therein in the nature of interpleader, the Escrow Account shall be deemed dissolved and this Agreement shall terminate.

          Section 5.  Termination of Escrow Account and Escrow Agreement.
                      --------------------------------------------------
Within one Business Day after the Closing Date (as defined in the Real Estate Disposition Agreements), unless this Agreement shall have been previously terminated pursuant to Section 4(b) hereof, Escrow Agent shall deliver to Sub (or its successor) any and all amounts remaining in the Escrow Account and, upon such delivery, the Escrow Account shall be deemed dissolved and this Agreement shall terminate.

          Section 6.  Rights, Duties and Immunities of Escrow Agent.  Acceptance
                      ---------------------------------------------
by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

          (a) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

          (b) Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any property delivered hereunder, or for the value or collectability of any note, check or other instrument so delivered, or for any representations made or obligations assumed by any party other than Escrow Agent. Nothing herein contained shall be deemed to obligate Escrow Agent to deliver any cash, instruments, documents or any other property referred to herein, unless the same shall have first been received by Escrow Agent pursuant to this Agreement.

          (c) Each of Parent, Sub and the Company, jointly and severally, will indemnify Escrow Agent for, and hold it harmless against any loss, liability or expense, including but not limited to counsel fees, incurred without bad faith, gross negligence, fraud or intentional misconduct on the part of Escrow Agent arising out of or in conjunction with its acceptance of, or the performance of its duties and obligations under this Agreement as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement.

          (d) Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or documents which Escrow Agent in good faith believes to have been signed and presented by the proper party or parties.

          (e) Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence, fraud or intentional misconduct.

          (f) Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

          The parties hereto agree that should any dispute arise with respect to the payment, ownership or right of possession of the Escrow Account, Escrow Agent is authorized and directed to proceed in accordance with Section 4(b) or retain in its possession, without liability to anyone, except for its bad faith, willful misconduct or gross negligence, all or any part of the Escrow Account until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States, and a notice executed by the parties to the dispute or their authorized representatives shall have been delivered to Escrow Agent setting forth the resolution of the dispute. Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings.

          (g) The agreements set forth in Section 4(b) and this Section 6 shall survive the termination of this Agreement and the payment of all amounts hereunder.

          Section 7.  Resignation of Escrow Agent.  Escrow Agent shall have the
                      ---------------------------
right to resign upon 30 days written notice to Parent, the Company and the Authorized Persons. In the event of such resignation, with the consent of the Parent and the Authorized Persons, which consent shall not unreasonably be withheld, the Parent and the Authorized Persons shall appoint a successor escrow agent hereunder by delivering to Escrow Agent a written notice of such appointment. Upon receipt of such notice, Escrow Agent shall deliver to the designated successor escrow agent all money and other property held hereunder and shall thereupon be released and discharged from any and all further responsibilities whatsoever under this Agreement. It is understood and agreed that the Authorized Persons shall be third party beneficiaries of this Section 7 solely for the purpose of enforcing the terms of this Section 7 subsequent to the Merger.

          Section 8.  Notices.  All claims, notices and other communications
                      -------
hereunder to be effective shall be in writing and shall be deemed to have been duly given when delivered by hand, or 5 days after being deposited in the mail or sent by registered or certified first class mail postage prepaid, or, in the case of facsimile transmission, when received and telephonically confirmed, in each case addressed to the parties at the addresses set forth below (or to such other person or address as the parties shall have notified each other and Escrow Agent in writing; provided that notices of a change of address shall be effective only upon receipt thereof):

          (a) if to the Company or any of the Authorized Persons, to it or such person at:

          Echelon International Corporation
          450 Carillon Parkway, Suite 200
          St. Petersburg, Florida  33716
          Telecopier:  (727) 803-8203

          Attention:  Darryl A. LeClair

          with a copy to:

          Echelon International Corporation
          450 Carillon Parkway, Suite 200
          St. Petersburg, Florida  33716
          Telecopier:  (727) 803-8203

          Attention:  Susan Glatthorn Johnson, Esq.

          with a copy to:

          White & Case LLP
          1155 Avenue of the Americas
          New York, New York  10036
          Telecopier:  (212) 354-8113

          Attention:  William F. Wynne, Jr., Esq.

          (b)  if to Parent or Sub (or its successor), to it at:

          950 Third Avenue
          New York, New York  10022
          Telecopier:  (212) 688-7908

          Attention:  James Haber

          with a copy to:

          Brown Raysman Millstein Felder and Steiner LLP
          120 West 45th Street
          New York, New York  10036
          Telecopier:  (212) 840-2429

          Attention:  Robert M. Unger, Esq.

          (c) if to Escrow Agent, to it at:

          LandAmerica Financial Group
          3922 Coconut Palm Drive, Suite 102
          Tampa, Florida  33619
          Telecopier:  (813) 740-0595

          Attention:  Juanita M. Shuster


          Section 9.  Binding Effect.  This Agreement shall inure to the benefit
                      --------------
of and be binding upon the parties hereto and, with respect to the provisions of Sections 4(a) and 7 hereof, shall inure to the benefit of the Authorized Persons who are intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          Section 10.  Amendments.  This Agreement may be amended, modified or
                       ----------
supplemented at any time or from time to time in writing executed by the parties to this Agreement.

          Section 11.  Governing Law.  This Agreement shall be governed by and
                       -------------
construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed entirely within the State of New York, without reference to or application of rules or principles of conflicts of law.

          Section 12.  Interpretation.  The headings of the sections contained
                       --------------
in this Agreement are solely for convenience or reference and shall not affect the meaning or interpretation of this Agreement.

          Section 13.  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 14.  Consent to Jurisdiction.  Each of the parties hereto
                       -----------------------
hereby irrevocably agrees that any action, suit or proceedings against any of them by any of the other aforementioned parties with respect to this Agreement shall be brought before the exclusive jurisdiction of the federal or state courts located in the Borough of Manhattan in the State of New York, unless all the parties hereto agree in writing to any other jurisdiction. Each of the parties hereto hereby submits to such exclusive jurisdiction.

          Section 15.  Severability.  If any provisions of this Agreement shall
                       ------------
be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

                              ETA HOLDING LLC

                              By:  ETA Holding Corp., its Manager

                              By:___________________________
                                 Name:
                                 Title:


                              EIN ACQUISITION CORP.

                              By:___________________________
                                 Name:
                                 Title:


                              ECHELON INTERNATIONAL CORPORATION

                              By:___________________________
                                 Name:
                                 Title:


                              LANDAMERICA FINANCIAL GROUP

                              By:___________________________
                                 Name:
                                 Title:

                                                                       EXHIBIT A
                                                                       ---------

                         FORM OF WRITTEN INSTRUCTIONS

                                                                          [Date]

LandAmerica Financial Group
3922 Coconut Palm Drive, Suite 102
Tampa, Florida  33619

Attention:  Juanita M. Shuster

Re: Escrow Agreement, dated as of January 21, 2000 (the "Escrow Agreement"), by and among ETA Holding LLC, EIN Acquisition Corp., Echelon International Corporation and LandAmerica Financial Group, as Escrow Agent
     ---------------------------------------------------------------------------

The undersigned is an Authorized Person under the Escrow Agreement and is authorized to give the disbursement instructions set forth below. Please make the following disbursement via wire transfer from the Escrow Account to the account listed below within one Business Day after your receipt of these instructions:

                 Amount:                 $______________

                 Wiring Instructions:    _______________

                 To:                     _______________

                 Account No.:            _______________

                 Credit to:              _______________



The foregoing disbursement is in [complete] [partial] satisfaction of the Transaction Expense identified as Item ____ on Schedule I to the Escrow
                                               ----------
Agreement. The balance in the Escrow Account after giving effect to all disbursements previously made from the Escrow Account and after giving effect to the foregoing disbursement is $______________./1/



We appreciate your cooperation.

Very truly yours,


_____________________
Authorized Person

cc:  James Haber (agent for ETA Holding LLC)
     Robert M. Unger (Brown


__________________________

/1/ Must be greater than $0.

                                                                       EXHIBIT B
                                                                       ---------



              PERSONS AUTHORIZED TO GIVE DISBURSEMENT INSTRUCTIONS

                  Name and Title                                         Signature
                  --------------                                         ---------

                Darryl A. LeClair,
           Chairman, President and CEO                             ______________________

               W. Michael Doramus,
             Executive Vice President                              ______________________

             Susan Glatthorn Johnson,
              Senior Vice President                                ______________________

       PERSONS AUTHORIZED TO CONSENT TO MODIFICATIONS ON BEHALF OF PARENT

                  Name and Title                                         Signature
                  --------------                                         ---------

                   James Haber,
                    President                                      ______________________
                ETA Holding Corp.,
            Manager of ETA Holding LLC

                   Irwin Rosen,
                  Vice President                                   ______________________
                ETA Holding Corp.,
            Manager of ETA Holding LLC

                                                                       EXHIBIT E
                                                                       ---------

                       FORM OF RABOBANK ESCROW AGREEMENT
                       ---------------------------------

                                   EXHIBIT E

                             CASH ESCROW AGREEMENT
                             ---------------------

     This CASH ESCROW AGREEMENT, dated as of January 21, 2000 (this "Agreement"), among ETA HOLDING LLC, a Delaware limited liability company (the "Parent"), EIN ACQUISITION CORP., a Florida corporation (together with any successor by merger, the "Sub"), ECHELON INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and COOPERATIEVE CENTRALE RAFFEISEN-BOERENLEENBANK B.A., NEW YORK BRANCH, in its capacity as escrow agent, (the "Escrow Agent").

                                    RECITALS

  A. The Company, the Parent and Sub have entered into an Agreement and Plan of Merger, dated January 21, 2000 (the "Merger Agreement"). Unless otherwise defined herein, capitalized terms used shall have the meanings specified in the Merger Agreement.

  B. In order to facilitate the transaction contemplated by the Merger Agreement, the Company has agreed to deposit into escrow cash, to be held and distributed by the Escrow Agent in accordance with this Agreement, in an aggregate amount (the "Escrow Fund") equal to the sum of:

     (i) the difference between (A) the sum of the aggregate Offer Price plus the aggregate Merger Consideration less (B) the sum of (1) the cash portion
                                        ----
     of the Transfer Value and any Reduction in Transfer Value (each as defined in the Subscription Agreement) plus (2) the Purchase Price (as defined in
                                    ----
     the Purchase and Sale Agreement) plus (3) the aggregate Acquisition Price
                                      ----
     set forth on Schedule 3 to, and as defined in, the Omnibus Agreement;
     plus
     ----

     (ii) the sum of (A) $7,000,000 plus (B) the aggregate amount of rent payments received by the Company with respect to the Leveraged Lease Portfolio during the period from February 1, 2000 through the Effective Date.

     C. The Escrow Agent will hold the Escrow Fund in escrow for the benefit of the Sub and the Company.


                                   AGREEMENT

     Now, therefore, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

     1.  Appointment and Agreement of Escrow Agent.  The Company and the Sub
         -----------------------------------------
hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement. Sub shall pay all fees and expenses of the Escrow Agent for services to be rendered by Escrow Agent hereunder.

     2.  Establishment of the Escrow Fund.
         --------------------------------
        (a) In accordance with terms of the Merger Agreement, simultaneously with the consummation of the Merger, the Company shall deliver or cause to be delivered to the Escrow Agent, the Escrow Fund. The Escrow Agent shall hold the Escrow Fund in escrow pursuant to this Agreement.

        (b) Each of Sub and the Company confirms to the Escrow Agent and to each other that all amounts in the Escrow Fund are free and clear of all Encumbrances (as defined below), except as may be created by this Agreement.

     "Encumbrances" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     3.  Release from Escrow.  Notwithstanding anything else to the contrary
         -------------------
contained herein, in the Merger Agreement or in any other related document, immediately following the filing of the Articles of Merger with respect to the Merger with the Department of State of the State of Florida, the Escrow Agent shall transfer, release and pay entire balance of the Escrow Fund to the Sub's account with the Escrow Agent. If (i) the Purchase and Sale Agreement is terminated pursuant to Section 9.1 thereof, or (ii) the Tender Offer Expiration Date does not occur on or prior to the third Business Day after the date hereof, the Escrow Fund shall be promptly transferred by Escrow Agent to the Company.

     4.  Assignment of Rights to the Escrow Fund: Assignment of Obligations;
         -------------------------------------------------------------------
Successors.  This Agreement may not be assigned by operation of law or otherwise
----------
without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that it is expressly understood and agreed that (i) EIN
--------  -------

Acquisition Corp. shall, upon the terms and subject to the conditions of the Merger Agreement, be merged with and into Echelon International Corporation, a Florida corporation, which, in turn, shall be merged with and into EIN Corp., a Delaware corporation, each of which shall be bound by and become a party hereto as and from the date of such respective mergers in accordance with applicable law and (ii) the Sub may assign its rights under this Agreement to Utrecht-America Finance Co. ("UAFC") and the other Lenders (as defined in the Credit Agreement dated as of January 21, 2000 among Sub, UAFC and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as agent)(UAFC and the other Lenders, collectively referred to as the "Lender"). This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.

     5.  Liquidation of the Escrow Fund.  Whenever the Escrow Agent shall be
         ------------------------------
required to make payment of the Escrow Fund, the Escrow Agent shall pay such amounts by liquidating the investments of the Escrow Fund, as the case may be, to the extent necessary to pay such amounts in full and in cash.

     6.  Maintenance of the Escrow Fund; Termination of the Escrow Fund.  The
         --------------------------------------------------------------
Escrow Agent shall continue to maintain the Escrow Fund, as the case may be, until the earlier of (i) the time at which there shall be no funds in such Escrow Fund or (ii) the termination of this Agreement.

     7.  Investment of Escrow Fund.  The Escrow Agent shall invest and reinvest
         -------------------------
moneys on deposit in the Escrow Fund, in any combination of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime 1 " (or the then equivalent grade) by Moody's Investors Services, Inc. or "A 1 " (or the then equivalent grade) by Standard & Poors, Inc. It is agreed for federal income tax purposes that the parties herein shall treat the Escrow Fund as a grantor trust established by Sub. The Interest shall be included on Sub's tax return as it is earned by the Escrow Fund in accordance with Sub's method of tax accounting.

     8.  Escrow Agent.
         ------------

        (a) Except as expressly contemplated by this Agreement or by written instructions from the Company, the Sub and their permitted assigns, the Escrow Agent shall not deliver any funds constituting the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

        (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

        (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

        (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice (including in-house counsel) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

        (e) The Sub and the Company shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement.

        (f) The Escrow Agent may at any time resign by giving twenty business days' prior written notice of resignation to the Sub and the Company. The Sub and the Company may, with the consent of their permitted assigns, at any time jointly remove the Escrow Agent by giving ten business days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in New York and assets in excess of $1.5 billion, and which shall be reasonably acceptable to the Sub and their permitted assigns, shall be appointed by the Company by written instrument executed by the Company and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within twenty business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earliest of (i) its receipt of designation of a successor Escrow Agent,
     (ii) its receipt of a written instruction by the Sub, the Company and their permitted assigns or (iii) termination of this Agreement in accordance with its terms.

     9.  Termination.  This Agreement shall terminate on the earlier date (i) on
         -----------
which all funds in the Escrow Fund have been delivered pursuant to the terms hereof or (ii) the Sub, the Company, their permitted assigns and the Escrow Agent agree in writing to terminate this Agreement.

     10.  Notices.  All notices, requests, claims, demands and other
          -------
communications delivered hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section
7):

  (a)  if to the Sub, at its address set forth in the Merger Agreement.

  (b)  if to the Company, at its address set forth in the Merger Agreement.

  (c)  if to the Escrow Agent:

       245 Park Avenue
       New York, NY 10167-0062
       Fax:  (212) 808-2585
       Attention:  Chris Kortlandt

     11.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that State without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

     12.  Amendments.  This Agreement may not be amended or modified except (a)
          ----------
by an instrument in writing signed by, or on behalf of, the Sub, the Company, their permitted assign and the Escrow Agent or (b) by a waiver in accordance with Section 10 of this Agreement.

     13.  Waiver.  Any party hereto may (i) extend the time for the performance
          ------
of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     14.  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     15.  Entire Agreement.  This Agreement constitutes the entire agreement of
          ----------------
the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Sub, the Company and the Escrow Agent with respect to the subject matter hereof.

     16.  No Third Party Beneficiaries.  Except with respect to permitted
          ----------------------------
assigns, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     17.  Headings.  The descriptive headings contained in this Agreement are
          --------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    18.  Counterparts.  This Agreement may be executed in one or more
         ------------
counterparts, and by different parties hereto in separate counterparts, each of which when duly executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


     In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                 EIN ACQUISITION CORP.

                                 By:
                                    -----------------------------------------
                                 Name:
                                 Title:


                                 ETA HOLDING LLC

                                 By:
                                    -----------------------------------------
                                 Name:
                                 Title:


                                 ECHELON INTERNATIONAL CORPORATION

                                 By:
                                    -----------------------------------------
                                 Name:
                                 Title:



                                 COOPERATIEVE CENTRALE RAFFEISEN-BOERENLEENBANK
                                 B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH

                                 By:
                                    -----------------------------------------
                                 Name:
                                 Title:

                                 By:
                                    -----------------------------------------
                                 Name:
                                 Title:

                                                                       EXHIBIT F
                                                                       ---------


                          FORM OF CLOSING CERTIFICATE
                          ---------------------------

                       ECHELON INTERNATIONAL CORPORATION
                              CLOSING CERTIFICATE

     I, the undersigned, Chief Financial Officer of Echelon International Corporation, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, to the best of my knowledge, that the following is true and complete, as of the Effective
Date:


1.   Unrestricted Cash in Company:                $ ____________/1/

2.   Proceeds from Purchase and Sale Agreement:   $ ____________/2/

3.   Proceeds from Subscription Agreement:        $ ____________/3/

4.   Assumed Proceeds:                            $ ____________/4/
----------------------------------------------------------------

5.   Total Cash Available:                        $ ____________


Less:
----

1.   Transaction Expenses Paid:         $ (____________) (See attached schedule)

2.   Transaction Expenses Accrued:      $ (____________) (See attached schedule)
--------------------------------------------------------

3.   Total Transaction Expenses:        $ (____________)/5/


Equal:
-----

1.   Net Cash (including Tender
     Consideration):                    $  ____________/6/

                                                                       Exhibit F
                                                                          Page 2

Endnotes:
--------

/1/ This amount shall, in any event, include (i) the aggregate amount of funds to be deposited in escrow under the LandAmerica Escrow Agreement and (ii) the aggregate amount of funds to be deposited in escrow under the Rabobank Escrow Agreement.

/2/ Assume consummation of the transactions set forth in the Purchase and Sale Agreement as of the date of this certificate, including the application of a credit against the purchase price under the Purchase and Sale Agreement in an amount equal to the Excess Cash Amount (as defined in the Purchase and Sale Agreement).

/3/ Assume consummation of the transactions set forth in the Subscription Agreement as of the date of this certificate.

/4/ Parent has represented to the Company that, for purposes of this certificate, the amount of the Assumed Proceeds shall be $130,258,531 (which amount is a fixed amount and not subject to any downward adjustment for any reason whatsoever) and the Company (including the officer of the Company executing this certificate) shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon such representation of Parent.

/5/ It is agreed among the parties to the Merger Agreement that, for purposes of calculating Transaction Expenses (both paid and accrued), (i) the aggregate amount of any and all Transaction Expenses incurred (or to be incurred) by any party other than the Company as set forth on Schedule A to
                                                                   ----------
     this certificate shall be capped at $1,200,000, (ii) if certain Transaction Expenses have not yet been incurred as of the date of this certificate, good-faith estimates of such Transaction Expenses shall be used and (iii) Transaction Expenses shall include, but not be limited to, all expenses of the type itemized on Schedule A to this certificate (including, without
                          ----------
     limitation, payment of the Cash Payment required by Section 2.09 of the Merger Agreement, payment of the fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation pursuant to Section 3.01(o) of the Merger Agreement and payment of any amounts required to be paid pursuant to
     Section 4.09 of the Merger Agreement).

/6/  This amount shall be equal to the sum of (i) $233,528,672 plus (ii) the
                                                               ----
     aggregate amount of rent payments, whether in arrears or in advance, actually received by the Company with respect to the Leveraged Lease Portfolio during the period from February 1, 2000 through the Effective Date.

                                                                       Exhibit F
                                                                          Page 3

                       SCHEDULE A TO CLOSING CERTIFICATE
                       ---------------------------------

                          LIST OF TRANSACTION EXPENSES
                          ----------------------------



           List of Costs incurred (or to be incurred) by the Company
           ---------------------------------------------------------

              Fee to Donaldson, Lufkin & Jenrette
              Reimbursement of Out-of-Pocket Expenses to Donaldson, Lufkin &
                 Jenrette
              Assumption and Assignment fees to Company's Lenders
              Reimburse Company's Lenders for Out of Pocket Legal Costs Company Legal Costs
              Directors and Officers Insurance Policy
              SEC & Hart-Scott-Rodino Filing Fees
              Documentary Stamps and Recording Fees
              Title Insurance
              Company Accounting & Tax Fees
              Company Administrative Costs
              Company Payroll through Date of Closing
              Change in Control Payments to Company Contract Employees (netted for Executive Loan Repayments)
              Exercise and Other Tax Gross-Up Payments
              Cash Payment in Lieu of Stock for Executive LTIP Shares
              Cash Payment for All Outstanding Options in Lieu of Shares


             List of Costs incurred (or to be incurred) by Parties
             -----------------------------------------------------
                            Other than the Company
                            ----------------------

              Transfer Agent Fees
              Tender Offer Printing Costs
              Tender Offer Solicitation and Distribution Costs